Exhibit 10.1

Execution Version

OPERATING AGREEMENT
of
AGROMIN-LIMONEIRA LLC

THIS OPERATING AGREEMENT (this “Agreement”) OF AGROMIN-LIMONEIRA LLC, a California limited liability company (the “Company”), is entered into effective as of April 1, 2026 (the “Effective Date”), by and between CALIFORNIA WOOD RECYCLING, INC, dba AGROMIN, a California corporation (“Agromin”) and LIMONEIRA COMPANY, a Delaware corporation (“LIMONEIRA”). Agromin and LIMONEIRA are each referred to herein individually as a “Member” and collectively as the “Members.”

RECITALS

A.    The Company was formed as a California limited liability company on December 19, 2025, by duly filing its Articles of Organization with the Secretary of State of the State of California in the form attached hereto as Exhibit A.

B.    The Members of the Company desire to enter into this Agreement to provide for the governance of the Company and the conduct of its business, and to specify the Members’ respective rights, obligations and restrictions.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

1.1     Defined Terms. The following capitalized items used in this Agreement shall have the following meanings:

“5-Year Pro Forma” shall have the meaning set forth in Section 6.6(d).

“Act” means the California Revised Limited Liability Company Act, contained in California Corporations Code §§ 17701.01-17713.13 (or any corresponding provision or provisions of any succeeding law).

“Additional Capital” shall have the meaning set forth in Section 4.3(a).

“Adjusted Capital Account” shall equal, with respect to each Member, at any time, the Member’s Capital Account at such time (x) increased by the sum of (A) the amount of the Member’s share of partnership minimum gain (as defined in Regulation §§ 1.704-2(g)(I) and (3)), (B) the amount of the Member’s share of partner nonrecourse debt minimum gain (as defined in Regulation § I.704-2(i)(5)), and (C) decreased by reasonably expected adjustments, allocations and Distributions described in Regulation §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any specified Person, any other Person, directly or indirectly through one or more intermediaries, Controlling, Controlled by, or under common Control with, the specified Person.

“Affiliate Agreement” means any agreement for the provision of goods and/or services between the Company, Agromin, and/or any of their respective Affiliates or any other person or entity in which Agromin (or any person or entity having a direct or indirect interest therein) controls and/or owns a direct or indirect ownership interest exceeding five (5%) therein.

“Agreement” means this Operating Agreement as originally executed, as it may be further amended, supplemented or restated from time to time.

“Agromin Eligible Preformation Expenditures” shall have the meaning set forth in Section 4.2(a)(i).

“Agromin Exempt Activities” means the activities and ownership by Agromin and its Affiliates associated with each of the Arnold Road facility, Kinetic location facility, Mountain View facility, and Simi Valley landfill, all located in Ventura County.

“Agromin Loan Guarantor” means, collectively and jointly and severally, Agromin and/or one or more Affiliates of Agromin that is or are approved by the respective lender and Agromin as guarantor of any Project Financing; provided that no Agromin Loan Guarantor shall include any individual providing a personal guaranty.

“Agromin Managers” shall have the meaning set forth in Section 6.2(a).

“Agromin Non-Eligible Preformation Expenditures” shall have the meaning set forth in Section 4.2(b).

“Agromin Preformation Expenditures” shall have the meaning set forth in Section 4.2(a)(i).

“Agromin Preformation Expenditure Cap” shall have the meaning set forth in Section 4.2(a)(i).

“ALCCF” shall have the meaning set forth in Section 2.4(b).

“ALCCF Lease Agreement” shall have the meaning set forth in Section 2.12.

“ALCCF Site” shall have the meaning set forth in Section 2.4(b).

“Ancillary Agreements” means the ALCCF Lease Agreement, the LIMONEIRA LOC, the Management Agreement, and the Equipment Lease.

“Annual Budget” shall have the meaning set forth in Section 6.6(d).

“Annual Business Plan” shall have the meaning set forth in Section 6.6(b).

“Appraisal Election Notice” shall have the meaning set forth in Section 11.3.

“Articles” means the Articles of Organization filed with the Secretary of State of the State of California in the form attached hereto as Exhibit A, as the same may be amended or modified from time to time.

“Assets” means all material assets and property of the Company.

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“Bad Conduct” means (i) with respect to a Person, acts or omissions by such Person constituting gross negligence, willful or wanton misconduct, embezzlement, theft, conversion, fraud, misappropriation of funds or property by any Person in connection with the ALCCF or the Company; (ii) a knowing violation of law; (iii) an intentional misrepresentation set forth in this Agreement or otherwise delivered in writing that has a material adverse effect on the Company or the ALCCF; (iv) an indictment for a felony, in each case in connection with the ALCCF or the Company; (v) a material breach of this Agreement by a Member, which is not cured within fifteen (15) Business Days from the effective date of written notice received by such Member from the other Member; provided, however, that if such default is non-monetary in nature and cannot be cured within fifteen (15) Business Days, then such additional period as shall be reasonable, provided that such Member has commenced to cure such default within such fifteen (15) Business Day period, has proceeded to prosecute such cure with due diligence and such cure is completed within ninety (90) days after such Member’s receipt of the notice of default; provided, further, that if such breach requires the approval of a governmental or public authority and such Member continues to diligently prosecute such cure, such cure period shall be extended for up to one (1) additional fifteen (15) Business Day period or as otherwise agreed to by the Parties; (vi) a material breach of an Affiliate Agreement or an Ancillary Agreement by a Member or any of its respective Affiliates, which is not timely cured within the applicable cure period, if any, set forth in such Affiliate Agreement; provided that a material breach of an Affiliate Agreement or an Ancillary Agreement by a Member or any of its respective Affiliates (the “Secondary Breaching Party”) that is caused by the other Member or any of its respective Affiliates breach of an Affiliate Agreement or an Ancillary Agreement (the “Primary Breaching Party”) shall not be deemed to be a material breach defining “Bad Conduct” event by the Secondary Breaching Party (e.g., if Agromin is unable to perform its services under the Management Agreement because LIMONEIRA is in breach of the (x) LIMONEIRA LOC (e.g., LIMONEIRA does not fund the loan) or (y) the ALCCF Lease Agreement (e.g., LIMONERIA does not provide water), then Agromin would be deemed the Secondary Breaching Party and LIMONEIRA would be deemed the Primary Breaching Party); (vii) any breach by a Member or any of its respective Affiliates of any material restrictions under the Financing Documents applicable to such Member or Affiliate; or (viii) as to any Loan Guarantor, a breach by such Loan Guarantor of its financial covenants and/or financial reporting obligations under, or applicable to, a Loan Guaranty.

“Bad Conduct Payment Amounts” shall have the meaning set forth in Section 4.5(d)(i).

“Bankruptcy Event” means, with respect to any Person, that: (a) a proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt or receivership law has been (i) filed or consented to by such Person or (ii) filed against such Person and not dismissed or withdrawn within ninety (90) days after filing; (b) such Person has made a general assignment for the benefit of creditors or consented to any other marshaling of its assets or liabilities; (c) such Person has been be adjudicated as bankrupt or insolvent; or (d) a liquidation, dissolution or other winding up of such Person has occurred or is undergoing, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy.

“Board” or “Board of Managers” means the group of Managers designated or elected from time to time pursuant to this Agreement.

“Business Day” or “Business Days” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by law or regulation to be closed in Los Angeles, California.

“Buy-Sell Closing” shall have the meaning set forth in Section 11.3(a).

“Buy-Sell Closing Date” shall have the meaning set forth in Section 11.3(a).

“Buy-Sell Event” shall have the meaning set forth in Section 11.3.

“Buy-Sell Notice” shall have the meaning set forth in Section 11.3.

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“Buy-Sell Period” shall have the meaning set forth in Section 11.3.

“Buy-Sell Price” shall have the meaning set forth in Section 1 1.3.

“Call Notice” shall have the meaning set forth in Section 4.3(a).

“CalRecycle Grant” shall have the meaning set forth in Section 2.13.

“Capital Account” means, with respect to any Member, the capital account that the Company establishes and maintains for such Member pursuant to Section 4.7.

“Capital Contribution” means all cash and the fair market value, as determined by the Board of Managers in its reasonable discretion, net of any associated liabilities, of other property contributed to the Company by or on behalf of a Member, as set forth on Exhibit B, as amended and updated from time to time to reflect changes to the Members’ Capital Contributions.

“Capital Transaction” means (a) a Bankruptcy Event of the Company or any Subsidiary; (b) certain financing or refinancing transactions secured by all or substantially all of the Company’s or any Subsidiary’s assets, as determined by the Board in its sole discretion; (c) the sale, transfer, refinancing or other disposition of all or substantially all of the Company’s and or any Subsidiary’s assets, including with respect to the Company, the sale, transfer or other disposition of all of the Company’s ownership interests in any Subsidiary; (d) a merger or consolidation in which the Company or any Subsidiary is not the surviving entity pursuant to a transaction described in the Act (other than a merger or consolidation with a wholly-owned Subsidiary, a reincorporation of the Company or a Subsidiary in a different jurisdiction or in a different form, or other transaction in which there is no change in the beneficial owners of the Company or the Subsidiary or their relative equity holdings); (e) a reverse merger in which the Company or a Subsidiary is the surviving entity but the Membership Interests (or other capital interests) outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (0 any transaction or series of related transactions after which any Person or Persons other than an initial Member become(s) the beneficial owner(s) of a Percentage Interest representing fifty percent (50%) or more of the total Percentage Interests in the Company. For purposes of this Agreement, the occurrence of two or more of the events constituting a Capital Transaction, which are the result of the same or related transaction(s), shall be deemed a single Capital Transaction and its date shall be the date the first such event occurred.

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding law).

“Company” shall have the meaning set forth in the Preamble.

“Company Business” means the business in which the Company shall engage from time to time pursuant to Section 2.4.

“Company Person” means (i) each Member, including any Manager, (ii) each officer, director, shareholder, partner, member, manager, Affiliate, employee, agent, or Representative of each Member, and each of their respective Affiliates, and (iii) each Manager, Officer, Partnership Representative, employee, agent, or Representative of the Company.

“Contributing Member(s)” shall have the meaning set forth in Section 4.3(b).

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“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of more than fifty percent (50%) of the voting securities, as trustee or executor, by contract or otherwise.

“Deficiency” shall have the meaning set forth in Section 4.3(b).

“Development” shall have the meaning set forth in Section 6.6(c).

“Development Budget” shall have the meaning set forth in Section 6.6(d).

“Development Plan” shall have the meaning set forth in Section 6.6(c).

“Development Schedule” shall have the meaning set forth in Section 6.6(c).

“Distributable Cash” means for any Fiscal Year or other period, at the time of distribution, an amount (which shall not be less than zero) equal to the consolidated net income of the Company at the time of Distribution determined in accordance with GAAP after: (a) payment of all required expenditures of any kind, including operating expenses and capital expenditures that are due and payable as of such date or that are expected to become due and payable within ninety (90) days from such date; (b) any other outstanding payables (including inventory-on-consignment), as well as payment of all debt and lease obligations of the Company then due and payable or expected to become due and payable within ninety (90) days from such date, including but not limited to any amounts due under the LIMONEIRA LOC; (c) funds set aside for reasonable reserves (tax reserves, working capital and capital expenditures), with the amount of such reserves to be determined by the Board of Managers in its reasonable discretion; and (d) with respect to any Capital Transaction, payment of any fees, costs, expenses, commissions or other amounts payable in connection with such Capital Transaction.

“Distribution” means and refers to any cash or property distributed to a Member or Members arising from their Membership Interest in the Company, other than payments to Members for services or as repayment of loans.

“Economic Interest” means a Member’s or Economic Interest Owner’s share of one or more of the Company’s Net Profits, Distributable Cash, Net Losses, and Distribution of the Company’s Assets’ pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, any right to vote or participate in the management of the Company, or except to the extent required under the Act, any right to information concerning the business and affairs of the Company.

“Economic Interest Owner” means the owner of an Economic Interest who is not a Member.

“Effective Date” shall have the meaning set forth in the Preamble.

“Eligible Preformation Expenditures” means collectively the Agromin Eligible Preformation Expenditures and the LIMONEIRA Eligible Preformation Expenditures.

“Equipment Lease” has the meaning ascribed to such term in Section 13.4(b).

“Fiscal Year” means the twelve-month period ending October 31.

“Financing Documents” shall have the meaning set forth in Section 4.5(a).

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“GAAP” means United States generally accepted accounting principles, as in effect from time to time, applied consistently on an accrual basis.

“Gross Asset Value” shall have the meaning set forth in Section 2.5 of Schedule II.

“Guarantor Contribution and Reimbursement Agreement” shall have the meaning set forth in Section 4.5(c).

“Guaranty Contribution Amount” shall have the meaning set forth in Section 4.5(d)(i).

“Guaranty Contribution Notice” shall have the meaning set forth in Section 4.5(d)(ii).

“Impasse Decision” means any of the Major Decisions set forth in Sections 6.5(a)(iii), 6.5(a)(iv), 6.5(a)(v), 6.5(a)(vii), 6.5(a)(x), 6.5(a)(xi), 6.5(a)(xviii) and 6.5(a)(xxiii).

“Independent Qualified Appraiser” means an independent outside qualified appraiser appointed by the Managers to determine the fair market value of a Membership Interest, or the Company itself, in all cases considering the Company as a going concern. If the Managers are unable to agree on the appointment of an independent outside qualified appraiser within ten (10) Business Day after receipt of an Appraisal Election Notice, then an expert (willing to act in that capacity hereunder) will be appointed by an experienced arbitrator on the roster of JAMS in Ventura County, California. Any determination by an Independent Qualified Appraiser regarding the fair market value of the Company or a Membership Interest shall be binding upon all parties, absent manifest error.

“Involuntary Transfer” means a Transfer of a Membership Interest or Economic Interest, or any portion thereof, as a result of any of a Bankruptcy Event.

“Just Cause Event” shall mean any of the following: (i) the occurrence of Bad Conduct by a Member or any principal, officer, executive, manager, partner, shareholder, director or employee of a Member, that relates to the Company or the ALCCF; (ii) if a Member Transfers any of its Membership Interests, for any reason, except as permitted hereunder; or (iii) the occurrence of a Bankruptcy Event with respect to a Member.

“Know-How” means the proprietary information, knowledge and skill required to conduct, operate or utilize the technology and the means associated with recycling of recyclable material and/or utilize or practice the trade secrets associated with the processing of organic waste into, among other things, renewable energy, the manufacture of compost, organic soil amendments, mulches, and other agricultural products, including any know-how that is embodied in databases, work processes, research data, and the like.

“LIMONEIRA Eligible Preformation Expenditures” shall have the meaning set forth in Section 4.2(b).

“LIMONEIRA Loan Guarantor” means, collectively and jointly and severally, LIMONEIRA and/or one or more Affiliates of LIMONEIRA that is or are approved by the respective lender and LIMONEIRA as guarantor of any Project Financing; provided that no LIMONEIRA Loan Guarantor shall include any individual providing a personal guaranty.

“LIMONEIRA LOC” shall have the meaning set forth in Section 4.4(b).

“LIMONEIRA Managers” shall have the meaning set forth in Section 6.2(a).

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“LIMONEIRA Non-Eligible Preformation Expenditures” shall have the meaning set forth in Section 4.2(b).

“LIMONEIRA Preformation Expenditures” shall have the meaning set forth in Section 4.2(b).

“LIMONEIRA Preformation Expenditure Cap” shall have the meaning set forth in Section 4.2(b).

“Loan Guaranty” or “Loan Guaranties” shall have the meaning set forth in Section 4.5(b).

“Loan Guarantor(s)” means Agromin Loan Guarantor and/or LIMONEIRA Guarantor, as context requires.

“Losses” has the meaning ascribed to such term in Section 5.2(a).

“Major Decisions” has the meaning ascribed to such term in Section 6.5(a).

“Major Impasse” has the meaning ascribed to such term in Section 11.2.

“Management Agreement” has the meaning ascribed to such term in Section 13.4(a).

“Managers” or “Board of Managers” shall mean the Board of Managers or manager(s) so appointed, designated or elected by the Members pursuant to the terms of Section 6.1.

“Mediation” shall have the meaning set forth in Section 11.2.

“Member” or “Members” means each Person identified as a Member in the preamble of this Agreement who is an initial signatory to this Agreement, and any other Person who, from time to time, is admitted as a member of the Company in accordance with this Agreement and applicable law, so long as such Person continues as a member of the Company.

“Membership Interest” means the ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all Distributions, profits and losses, voting and any other benefits to which such Member may be entitled as provided in this Agreement or the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and the Act.

“Net Profits” or “Net Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (and for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)     Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(b)     Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(c)     Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted income tax basis of such property differs from its Gross Asset Value;

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(d)     In the event that the Company’s Assets and the Members’ Capital Accounts are revalued pursuant to Regulations Section 1 .704-1 (b)(2)(iv)(e) or (f), the amount of such revaluation shall be taken into account as gain or loss from the disposition of such asset and the Company’s gains, losses, depreciation and amortization shall thereafter be determined in accordance with the requirements of Regulations Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(g); and

(e)     In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation, amortization and other cost recovery deductions as computed for Code Section 704(b) purposes for such year or other period.

Notwithstanding the foregoing, any items of income, gain, loss or deduction that are specially allocated pursuant to the Forfeiture Allocations (as defined on Schedule II) shall not be taken into account in computing Net Profits or Net Losses.

“Non-Eligible Preformation Expenditures” means collectively the Agromin Non-Eligible Preformation Expenditures and the LIMONEIRA Non-Eligible Preformation Expenditures.

“Officers” has the meaning ascribed to such term in Section 6.3.

“Partially Adjusted Capital Account” means, with respect to any Member and any Fiscal Year (or any other allocation period), the Capital Account of such Member at the beginning of such Fiscal Year, increased by all Capital Contributions during such year and all special allocations of income and gain pursuant to Section 2.1(b) and Section 2.2 of Schedule II with respect to such Fiscal Year, and decreased by all Distributions during such Fiscal Year and all special allocations of losses and deductions pursuant to Section 2.1(b) and Section 2.2 of Schedule II, but before giving effect to any allocation of Net Profits or Net Losses for such Fiscal Year pursuant to Section 2.1(a) of Schedule II.

“Partnership Representative” (as defined in Section 6223(a) of the Code) shall be the Person designated from time to time by the Board of Managers, or its successor, pursuant to Section 2.10.

“Percentage Interest” means the percentage ownership interest of a Member in the Company. The Percentage Interest of the Members as of the Effective Date shall be as follows:

Agromin LIMONEIRA	50% 50%

The aggregate of all Percentage Interests of all Members shall be one hundred percent (100%) at all times.

“Permits” shall have the meaning set forth in Section 4.2(a)(ii).

“Permit Costs” shall have the meaning set forth in Section 4.2(a)(ii).

“Person” means any natural person, organization, general partnership, limited partnership, corporation, limited liability company, limited liability partnership, joint venture, trust, business trust, association, governmental entity or other legal entity.

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“Plans and Specifications” shall have the meaning set forth in Section 6.6(c).

“Preformation Expenditures” shall have the meaning set forth in Section 4.2(b).

“Preformation Expenditure Caps” means collectively the Agromin Preformation Expenditure Cap and the LIMONEIRA Preformation Expenditure Cap.

“Project Financing” shall have the meaning set forth in Section 4.5(a).

“Regulations” means the regulations currently in force from time to time as final or temporary that have been issued by the U.S. Department of the Treasury pursuant to its authority under the Code. If a word or phrase is defined in this Agreement by cross-referencing the Regulations, then to the extent the context of this Agreement and the Regulations require, the term “Member” shall be substituted in the Regulations for the term “partner,” the term “Company” shall be substituted in the Regulations for the term “partnership,” and other similar conforming changes shall be deemed to have been made for purposes of applying the Regulations.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Securities Act” means the United States Securities Act of 1933, as amended, and any successor statute.

“Subsidiary” shall mean, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Super Majority” shall mean, with respect to the Managers, Managers representing not less than seventy-five percent (75%) of the total number of authorized Managers. Super Majority vote or approval shall in all cases require the vote or approval of at least one (1) Agromin Manager and one (1) LIMONEIRA Manager.

“Technical Deadlock” shall have the meaning set forth in Section 11.1.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of, any securities or other assets or any interest (including a beneficial interest) therein. “Transfer,” when used as a noun, shall have a correlative meaning.

“Transferring Member” means any Member who Transfers any of its Membership Interest in accordance with the provisions of this Agreement.

“Unreturned Capital Contribution” means, with respect to each Member, the difference between (a) such Member’s aggregate Capital Contributions, and (b) the aggregate Distributions made to such Member pursuant to Sections 4.8(a) and 4.9(a) (including amounts distributed pursuant to the provisions of Section 4.9(a) under Section 12.2(6)); provided that such number shall not be negative.

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Article II

ORGANIZATIONAL MATTERS

2.1     Formation of the Company. With the filing of the Articles with the California Secretary of State, the Company was formed as a California limited liability company for the purposes set forth herein. This Agreement shall constitute the “operating agreement” (as that term is used in the Act) of the Company as of the Effective Date. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall control, to the extent permitted by the Act. The Board (or its designee) shall execute, acknowledge and/or verify such other documents and instruments as may be necessary and appropriate in order to form the Company and continue its existence in accordance with the provisions of the Act and in any other jurisdiction in which the Company is qualified to do business.

2.2     Name of the Company. The name of the Company shall be “AGROMIN-LIMONEIRA LLC,” or such other name as the Board of Managers may from time to time designate.

2.3     Place of Business of the Company. The principal place of business and address of the Company shall be 201 Kinetic Drive, Oxnard, California 93030, or such other place as the Board of Managers may from time to time determine. The Company may have such other offices as the Board of Managers may from time to time deem necessary or advisable.

2.4     Purpose of the Company. The express, limited and only purpose of the Company shall be:

(a)     to provide organic waste recycling services to Ventura County and other entities, pursuant to which organic material such as green material, food waste and wood waste, is recycled into soil amendments, soil blends, mulches and other beneficial products;

(b)     to secure all permits, consents, and authorizations for, and to design, develop, build, and operate, an organic waste recycling facility at the site set forth on Schedule I (the “ALCCF Site”), the Agromin-Limoneira Commercial Compost Facility (the “ALCCF”). It is the intention of the Members that the ALCCF will be permitted, developed, owned, and operated by the Company;

(c)     to provide for the recycling and disposal at the ALCCF of certain organic waste generated by: (i) customers of Agromin from the surrounding communities, and (ii) other parties;

(d)     to own, hold, and realize the economic benefits from the ALCCF and the organic waste recycling technologies used at or developed in connection with the ALCCF; and

(e)     to conduct such other activities as may be necessary, advisable, convenient or appropriate to promote or conduct the business of the Company as set forth herein and in accordance with the Act.

Subject to the terms and conditions of this Agreement, the Company is authorized to enter into, make and perform all contracts and other undertakings, and engage in all other activities and transactions as the Board may deem necessary, advisable, or convenient for carrying out (i) the above-described purpose of the Company, and (ii) any other purpose deemed by the Board in its discretion to be in the best interest of the Company.

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2.5     Term. The term of the Company commenced as of the day the Articles were filed with the Secretary of State of the State of California and shall continue until the winding up and liquidation of the Company and the completion of its business following the dissolution of the Company, as provided in Article XII herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Articles as provided in the Act.

2.6     Title to Company Property. All property of (or leased or licensed to) the Company, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned (leased or licensed) by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property.

2.7     Agent for Service of Process. The registered office of the Company shall be the office of the registered agent named in the Articles or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Act. The registered agent for service of process on the Company in the State of California shall be the initial registered agent named in the Articles or such other Person or Persons as the Board may designate from time to time in the manner provided by the Act.

2.8     Members and Membership Interests. The Members of the Company and their respective mailing addresses are set forth on Exhibit B hereto. Except with respect to the Economic Interest Owners or as otherwise set forth herein, there shall be only one class of Members, and each Member shall be entitled to an equal vote with all other Members. No additional Members may be admitted to the Company except with the unanimous consent of the Members. The Board shall maintain, as Exhibit B, a list of all Members and their respective mailing addresses and shall update such schedule from time to time upon the issuance or Transfer of any Membership Interests.

2.9     Books and Records; Inspection.

(a)     At all times during the continuance of the Company, the Company shall prepare and maintain in accordance with GAAP (or such other financial and tax accounting standards that accurately and fairly present the financial condition of the Company, consistently applied, as reasonably determined by the Board of Managers) separate books of account for the Company and each of its Subsidiaries, if any. Such books of account, together with executed copies of this Agreement and the Articles, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and audit, examination, and copying at reasonable times by each Member and such Member’s duly authorized representatives.

(b)     During the continuance of the Company, the Board of Managers shall cause the Company to furnish to each Member:

(i)     as soon as practicable but no later than 45 days after the end of each Fiscal Year, copies of the audited annual financial statements of the Company and each Company Subsidiary, including (A) a balance sheet as of the end of each such Fiscal Year, and (B) statements of income and of cash flows for such Fiscal Year, all such financial statements prepared in accordance with GAAP and audited and certified by independent public accountants; and

(ii)     no later than 10 days after the end of each month, monthly unaudited financial statements for the Company and each Company Subsidiary for such, including unaudited balance sheets as of the end of such month, unaudited income statements, and unaudited statements of cash flows, all prepared in accordance with GAAP.

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2.10     Tax Matters of the Company.

(a)     The Board of Managers shall from time to time appoint a Person to act as the Company’s Partnership Representative in accordance with Section 6223(a) of the Code, the Treasury Regulations promulgated thereunder and any similar provisions or functions under state, local or non-U.S. tax laws. The Partnership Representative shall possess all of the powers that accompany such status, including the power to file for administrative adjustments pursuant to Section 6227 of the Code. The Members hereby acknowledge the appointment of Bill Camarillo as the initial Partnership Representative and agrees that upon request of the Board of Managers, it will execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. Any reasonable direct or indirect costs incurred by the Partnership Representative in connection with the discharging of its duties shall be deemed costs and expenses of the Company, and the Company shall reimburse the Partnership Representative for such amounts. Each Member shall be responsible for any costs incurred by such Member with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company. The Partnership Representative shall keep all Members informed of all notices from government taxing authorities which may come to the attention of the Partnership Representative, as applicable, including, without limitation, any notice that the Internal Revenue Service intends to examine Company income tax returns for any year. In addition, notwithstanding anything to the contrary in this Section 2.10, the Partnership Representative will: (a) keep the Board of Managers and each of the Members advised of the progress of any tax audit and any other proceedings with respect to the tax matters of the Company, including, upon request by a Member, providing such Member with copies of any material written communications received from the Internal Revenue Service or other taxing authority relating to any tax audit and any other proceedings with respect to the tax matters of the Company, and (b) not enter into a settlement with respect to any tax audit and any other proceedings with respect to the tax matters of the Company without the written consent of the Board of Managers.

(b)     By 75 days after the end of each taxable year of the Company, the Board of Managers shall send to each Person who was a Member at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Member’s income tax returns for that year (including, but not limited to, IRS Schedule K-1). The Board of Managers will be responsible for timely filing (or causing to be filed timely) all tax returns of the Company.

2.11     No Partnership Intent. It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a “partnership” for federal, and, as applicable, state and local income tax purposes. It also is the intent of the Members that the Company not be operated or treated as a “partnership” for any other purpose other than the tax purposes set forth above. No Member shall take ally action inconsistent with the express intent set forth in this Section.

2.12     Lease of ALCCF. Upon the execution of this Agreement, the Company shall enter into a 50-year land and water lease agreement (with options to extend for four consecutive ten (10)-year terms followed by a consecutive nine (9) year term, for a total of ninety-nine (99) years) with the owner of the ALCCF Site which shall be substantially in the form attached here to as Exhibit C (the “ALCCF Lease Agreement”). Each Member by execution of the signature page of this Agreement, ratifies and approves the terms and conditions of the ALCCF Lease Agreement relating to the ALCCF. Each Member hereby authorizes, directs and empowers the Board of Managers from time to time upon the consent of the Board of Managers in its reasonable discretion to execute and deliver, for and on behalf of the Company, any and all future amendments to the ALCCF Lease Agreement, and any other agreements, certificates, documents, and other instruments determined, in the reasonable discretion of the Board of Managers, to be necessary and/or advisable to effect the purposes of such agreements.

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2.13     CalRecycle Grant. Promptly after the execution of this Agreement, but no less than thirty (30) days thereafter, Agromin shall take all steps necessary to assign in full the $10 million grant that Agromin received from CalRecycle’s Organics Grant Program for the purposes of expanding and building new organic recycling facilities (the “CalRecycle Grant”) to the Company. Each Member hereby authorizes, directs and empowers the Board of Managers from time to time upon the consent of the Board of Managers in its reasonable discretion to execute and deliver, for and on behalf of the Company, any and all agreements, certificates, documents, and other instruments determined, in the reasonable discretion of the Board of Managers, to be necessary and/or advisable to effect the assignment of the CalRecycle Grant to the Company.

Article III

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member severally, but not jointly, by execution of this Agreement represents and warrants to the Company and each other Member, and acknowledges as follows:

3.1     Organization and Authority. Such Member (to the extent not a natural person) is duly incorporated or organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to perform the actions contemplated hereby. Such Member is duly licensed or qualified to do business and (to the extent applicable) is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified is not reasonably likely to prevent or materially hinder the consummation of the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Member and the performance by such Member of its obligations hereunder have been duly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by such Member and constitutes a legal, valid and binding obligation of such Member enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state laws.

3.2     No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.3 have been obtained, the execution, delivery and performance of this Agreement by such Member does not and will not (i) violate, conflict with or result in the breach of any provision of its charter or by-laws (or similar organizational documents), (ii) conflict with or violate any law, governmental regulation or governmental order applicable to such Member or any of its assets, properties or businesses except as may be limited by federal laws pertaining to the operation of cannabis-related businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which such Member is bound, except to the extent that any such conflict or other event under (ii) or (iii) above would not prevent or materially hinder the consummation of the transactions contemplated by this Agreement.

3.3     Consents and Approvals. The execution, delivery and performance of this Agreement by such Member does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any governmental authority or any third party.

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3.4     No Proceedings. There is no action, proceeding or investigation, pending or threatened in writing (nor any basis therefor) which questions, directly or indirectly, the validity or enforceability of this Agreement as to any Member.

3.5     No Member Obligations. No Member has incurred any obligations or liabilities which could individually or in the aggregate adversely affect any other Member’s ability to perform its obligations under this Agreement or which would become obligations or liabilities of any other Member or the Company except as explicitly set forth in this Agreement.

3.6     No Member Bankruptcy. No Member nor any Affiliate thereof has (a) commenced (or contemplated) a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to (or contemplated) the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (c) made assignment for the benefit of creditors (or contemplated the same) or otherwise been the subject of any Bankruptcy.

3.7     No Untrue Statements. No representation, warranty or covenant of any Member in this Agreement contains any untrue statement of material facts or omits to state material facts necessary to make the statements or facts contained therein not misleading.

Article IV

CAPITAL CONTRIBUTIONS; DISTRIBUTIONS; ALLOCATIONS

4.1     Initial Capital Contributions of Cash. To provide initial capital to the Company, each Member shall make an initial Capital Contribution of Ten Thousand Dollars ($10,000) in cash, which contribution shall be made promptly upon the opening of the Company’s bank account. The initial Capital Contributions of each Member, including all cash and the agreed upon value of any non-cash contributions described in Section 4.2, shall be set forth opposite such Member’s name on Exhibit B to this Agreement.

4.2     Additional Initial Contributions.

(a)     Agrom in Additional Initial Contributions.

(i)     Prior to the Effective Date, Agromin and/or its Affiliates incurred certain preformation expenditures in connection with the formation of the Company and in permitting and preparation for constructing the ALCCF (the “Agromin Preformation Expenditures”) up to the amount set forth on Schedule III hereto (the “Agromin Preformation Expenditure Cap”). The Agromin Preformation Expenditures consist of “Agromin Eligible Preformation Expenditures” and “Agromin Non-Eligible Preformation Expenditures.” The Agromin Eligible Preformation Expenditures are the Agromin Preformation Expenditures less the Agromin Non-Eligible Preformation Expenditures as set forth on Schedule III hereto. The parties shall agree as to what constitutes Agromin Non-Eligible Preformation Expenditures. Agromin will contribute to the Company (x) the Agromin Eligible Preformation Expenditures up to the Agromin Preformation Expenditure Cap, and (y) a nonexclusive, non-assignable right and license for the Company to utilize Agromin’s Know-How in connection with the operation of the ALCCF. The Agromin Non-Eligible Preformation Expenditures will remain with Agromin and will not be contributed to the Company. The term of the aforementioned license shall be coterminous with this Agreement and the license shall terminate on the expiration or earlier termination of this Agreement. Future services provided by Agromin in eventually operating the ALCCF will not be considered additional Capital Contributions by Agromin or included in its Capital Account, but shall be subject to reimbursement by the Company as provided in Sections 4.2(a)(ii) and 4.2(b) below.

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(ii)     As part of its services described above, Agrornin shall diligently pursue and procure on behalf of and in the name of the Company, all permits, licenses, consents and approvals (collectively, the “Permits”) required from any lessor or government agencies for the planning, building, development and operation of the ALCCF including, but not limited to, permits required from Ventura County - Conditional Use Permit Ventura County Air Pollution Control District, Regional Water Quality Board, and CalRecycle. Agromin will develop a scope of work for all costs directly associated with obtaining Permits including consulting and/or other fees (the “Permit Costs”), which shall be included in the Annual Budget as part of the Annual Business Plan. Agromin shall not incur any Permit Cost in the name of the Company, or for which the Company may be liable, that is not accounted for in the Annual Budget without approval of the Board. .

(b)     LIMONEIRA Additional Initial Contributions. Prior to the Effective Date, LIMONEIRA and/or its Affiliates incurred certain preformation expenditures in connection with the formation of the Company (the “LIMONEIRA Preformation Expenditures”, and together with the Agromin Preformation Expenditures, the “Preformation Expenditures”) up to the amount set forth on Schedule III hereto (the “LIMONEIRA Preformation Expenditure Cap”). The LIMONEIRA Preformation Expenditures consist of “LIMONEIRA Eligible Preformation Expenditures” and “LIMONEIRA Non-Eligible Preformation Expenditures.” The LIMONEIRA Eligible Preformation Expenditures are the LIMONEIRA Preformation Expenditures less the LIMONEIRA Non-Eligible Preformation Expenditures as set forth on Schedule III hereto. The parties shall agree as to what constitutes LIMONEIRA Non-Eligible Preformation Expenditures. The Agromin Non-Eligible Preformation Expenditures and the LIMONEIRA Non-Eligible Preformation Expenditures must be in an equal amount as agreed between the parties. The LIMONEIRA Non-Eligible Preformation Expenditures will remain with LIMONEIRA and will not be contributed to the Company. Upon execution of this Agreement, LIMONEIRA will contribute to the Company (i) the LIMONEIRA Eligible Preformation Expenditures up to the LIMONEIRA Preformation Expenditure Cap, and (ii) for the Company to reimburse Agromin, LIMONEIRA shall contribute an amount in cash equal to 50% (fifty percent) of the difference between the Agromin Eligible Preformation Expenditures (not to exceed the Agromin Preformation Expenditure Cap) and the LIMONEIRA Eligible Preformation Expenditures (not to exceed the LIMONEIRA Preformation Expenditure Cap. For example, if the total Agromin Eligible Preformation Expenditures are equal to or exceed $2,700,000 and the total LIMONEIRA Eligible Preformation Expenditures are equal to or exceed $1,700,000, the reimbursement amount shall be calculated as follows: ($2,700,000 - $1,700,000) * 50% = $500,000. Any amount contributed by LIMONEIRA and subsequently paid by the Company to Agromin pursuant to this Section 4.2(b) shall be treated as a Capital Contribution by LIMONEIRA and shall be treated as a “distribution” within the meaning of Section 731 of the Code as and to the extent that the amount paid to Agromin pursuant to Schedule III of the Agreement constitutes a “reimbursement of preformation expenditures” within the meaning of Section 1.707-4(d) of the Regulations and accordingly, such amount shall be treated as a “distribution” to the Agromin for all relevant federal and state income tax purposes.

(c)     Notwithstanding any provision of this Agreement to the contrary, the parties hereby agree that: (i) the initial capital contributions made or to be made by the parties pursuant to these Sections 4.2(a)—(b) are of equal value and shall be entered into the books of the Company, including without limitation, the Capital Accounts of the parties as such, and (ii) after making the initial capital contributions described in this Section 4.2, the Capital Accounts of the parties shall be equal to each other, but subject to future adjustment as provided in Section 4.6, Schedule II, and as otherwise provided herein. The parties further agree that Exhibit B sets forth the entire amount of the Capital Contribution of each party as of the Effective Date.

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4.3     Calls for Additional Capital.

(a)     Subject to the rights of the Members in Section 4.5, the Board of Managers may, upon written notice to the Members (“Call Notice”), request additional Capital Contributions that the Company reasonably requires for the operation of its business. Upon receipt of the Call Notice, each Member shall have the right, but not the obligation, to contribute its pro rata share of the total additional Capital Contributions identified in the Call Notice based on its respective Percentage Interest (the “Additional Capital”). Each Member shall have fifteen (15) Business Days from the date the Call Notice is delivered to send a written notice to the Board of Managers stating whether such Member elects to contribute the Additional Capital or a portion thereof (in which case the amount of such portion shall be specified). If a Member fails to elect in writing to make any such contribution within such fifteen (15) Business Day period, then such Member shall be deemed to have elected not to make such contribution. A Member shall have twenty-one (21) Business Days from the date of the Call Notice to make its contribution. Notwithstanding anything to the contrary contained herein, the Board shall make, and each Member shall cause its Board representatives to promptly approve, a Call Notice if and to the extent that such Additional Capital is reasonably necessary to meet the financial obligations of the Company as they become due. Each contribution of Additional Capital shall be deemed a Capital Contribution and such Member’s Capital Account shall be adjusted accordingly. The Members’ Percentage Interests shall not be adjusted in connection with such contributions Additional Capital if all Members contribute pro rata in accordance with their respective Percentage Interests reflected in the Call Notice.

(b)     In the event that any Member does not (i) contribute the full amount of its proportionate share of Additional Capital identified in any Call Notice by the fifteen (15)-Business Day deadline or (ii) fails to pay any Bad Conduct Payment Amount that such Member owes as a result of the Bad Conduct of such Member or such Member’s Affiliate and such failure continues for more than seven (7) Business Days following written notice from the other Member of such default (the Additional Capital, or portion thereof, or Bad Conduct Payment Amount, or portion thereof, as applicable, that is not timely funded is called herein a “Deficiency”), then the Member(s) contributing its proportionate share of Additional Capital identified in any Call Notice (if any) (the “Contributing Member(s)”) shall have the right to either (i) loan an amount up to the amount of the Deficiency, which loan shall be governed by Section 4.4, or (ii) contribute an amount up to the amount of the Deficiency as a Capital Contribution. In the event of a Deficiency, the Percentage Interests of the Members other than the Contributing Members shall be diluted, and the Contributing Member’s Percentage Interests shall be increased, such that each Member’s Percentage Interest immediately after the funding of any Additional Capital equals its total Capital Contributions to date as a percentage of all Capital Contributions to the Company (which percentages shall sum to 100%).

4.4     Loans.

(a)     No Member shall have any obligation to loan funds to the Company, and no Members shall be permitted to do so except with the consent of the Board of Managers in its reasonable discretion The amount of any such loans shall constitute a debt of the Company, and shall bear simple interest at (a) either the lower of (i) six percent (6%) per annum or (ii) the maximum rate permitted by applicable law, or (b) at such other rate as shall be mutually agreed by the Board of Managers in its reasonable discretion and the participating Member. If a Member elects to provide a loan, it shall be repaid prior to any distributions to the Members. In the event a Member loans money to the Company pursuant to this Section, the loan shall not be credited to the Capital Account of the Member nor shall the Member be entitled to any increase in distributions or allocations. No Member shall be obligated to personally guaranty the debts or obligations of the Company.

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(b)     Notwithstanding anything in the Agreement to the contrary, the Members agree that LIMONEIRA shall provide the Company with a revolving line of credit in the amount of $5,000,000 in substantially the form attached hereto as Exhibit D (the “LIMONEIRA LOC”) to fund the initial short-term working capital and general operating expenses of the Company. The LIMONEIRA LOC shall be secured by a security interest in all the assets of the Company.

4.5     Project Financing.

(a)     The Members will each use commercially reasonable efforts to procure financing or refinancing on behalf of the Company from one or more independent third-party institutional lenders in order to complete the construction of the ALCCF, which is currently estimated to cost $35,000,000 to complete (the “Project Financing”). Any such Project Financing shall require the prior written consent of the Members and Board of Managers, which consent shall not be unreasonably withheld, conditioned or delayed. The Board of Managers shall use its commercially reasonable efforts to monitor and cause the construction to comply with the terms and conditions contained in any and all documents, certificates, agreements or other instruments evidencing and/or securing each such Project Financing obtained by the Company, as the same may be amended, supplemented or replaced (collectively, the “Financing Documents”). The Board of Managers shall prepare for submission to each lender all reports required to be delivered under the Financing Documents to such lender. Such reports shall be submitted on or before their respective due dates under the Financing Documents.

(b)     It is a goal of both Members to minimize recourse liability under the Project Financing; however, it is recognized that certain payment, carry, principal or other guaranties may be required (each, a “Loan Guaranty” and collectively, the “Loan Guaranties”). Therefore, Agromin agrees to cause the Agromin Loan Guarantor(s), and LIMONEIRA agrees to cause the LIMONEIRA Loan Guarantor(s), to provide any required Loan Guaranties on a several basis in the ratio of their Percentage Interests, if permitted by the lender, or if not, a joint and several basis, provided that the terms thereof are customary and market and reasonably acceptable to both Members.

(c)     The Members will be indemnified by the Company for liability under the foregoing Loan Guaranties under Section 4.501, with either Member having the right to make Capital Calls for such indemnification obligation of the Company, except for Losses arising out of Bad Conduct. Additionally, the Agromin Loan Guarantor and LIMONEIRA Loan Guarantor will enter into a guaranty reimbursement agreement (the “Guarantor Contribution and Reimbursement Agreement”) to be effective as of the closing date of the applicable Project Financing, agreeing to share liability, and all costs of investigating and defending any claim, under the applicable Loan Guaranty on the same basis as the Members are obligated to fund the indemnification obligation of the Company to the Loan Guarantor(s) under Section 4.5(d). The Guarantor Contribution and Reimbursement Agreement will provide that Losses under a Loan Guaranty that are the result or arise out of the Bad Conduct of a Member, its affiliated Loan Guarantor, or another Affiliate of such Member, shall be borne 100% by the Loan Guarantor who is responsible, or whose Affiliate is responsible, for the Bad Conduct.

(d)     Guaranty Contributions.

(i)     If any Loan Guarantor makes a payment in connection with, and/or otherwise incurs costs in investigating and/or defending, a claim under a Loan Guaranty, the amount of such payment and/or costs shall be treated as a “Guaranty Contribution Amount” under this Section 4.5 unless and to the extent that such payment and/or costs are incurred .as a result of Bad Conduct by a Member or its Affiliate (including, if applicable, the Loan Guarantor in question or, if applicable, the Loan Guarantor that is affiliated with the other Member), in which case such payment and/or costs shall be borne 100% by the Member who is responsible, or whose Loan Guarantor or other Affiliate is responsible, for the Bad Conduct and such payment and/or costs shall not be treated as a Guaranty Contribution Amount under this Agreement (such payment and/or costs, “Bad Conduct Payment Amounts”).

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(ii)     The Company shall indemnify, hold harmless and defend each Loan Guarantor from all Guaranty Contribution Amounts incurred by such Loan Guarantor under any Loan Guaranty (except for any Bad Conduct Payment Amounts). All Guaranty Contribution Amounts shall be funded by the Members Pro Rata as Capital Contributions. If a Loan Guarantor has incurred a Guaranty Contribution Amount, such Loan Guarantor shall provide notice of such payment and the Guaranty Contribution Amount to the Board of Managers (the “Guaranty Contribution Notice”). Within ten (10) days of receipt of the Guaranty Contribution Notice, the Board of Managers shall issue a Call Notice in accordance with the terms of Section 4.3. All Capital Contributions for Guaranty Contribution Amounts shall be funded by the Member(s) in accordance with the terms of Section 4.3.

4.6     No Withdrawal. Except as may be approved by the Board of Managers in its reasonable discretion, a Member shall not have the ability to withdraw or resign as a Member (or to demand the return of all or any part of its Capital Contribution) prior to the dissolution and winding up of the Company, and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void.

4.7     Capital Accounts. The Company shall establish an individual Capital Account for each Member (and Economic Interest Owner if applicable). The Company shall determine and maintain each Capital Account in accordance with Regulations Section 1.704-1(b)(2)(iv) and, in pursuance thereof, the following provisions shall apply:

(a)     To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s allocated share of Net Profits and any items in the nature of income or gain that are specially allocated pursuant to Schedule II hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;

(b)     To each Member’s Capital Account there shall be debited the amount of cash and the fair market value, as determined by the Board of Managers in its reasonable discretion, of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s allocated share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Schedule II hereof, and the amount of any liabilities of such Member assumed by the Company;

(c)     In the event all or a portion of a Membership Interest or Economic Interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest or Economic Interest (as applicable); and

(d)     In determining the amount of any liability for purposes of this Section, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.

4.8     Distributions of Distributable Cash from Non-Capital Transactions. Subject to applicable law and any limitations contained elsewhere in this Agreement, the Board of Managers shall cause the Company to make Distributions of Distributable Cash from all sources, other than a Capital Transaction, to the Members from time to time, which Distributions, when made, shall be made in accordance with the following order and priority:

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(a)     First, to all Member(s) with Unreturned Capital Contribution balances, part passu, in proportion to their relative Unreturned Capital Contribution balances, until the Unreturned Capital Contributions of all Members are equal to zero; and

(b)     Thereafter, to all Members, part passu and pro rata, in accordance with their Percentage Interests.

For the sake of clarity, no Distribution shall be made under this Section if, after giving effect to the Distribution, if such Distribution would violate § 17704.05 of the Act, or other applicable law.

4.9     Distributions of Distributable Cash from Capital Transactions. Subject to applicable law and any limitations contained elsewhere in this Agreement, the Board of Managers shall cause the Company to make Distributions of Distributable Cash arising from a Capital Transaction within ten (10) days after the final consummation of such Capital Transaction to the Members, which Distributions, when made, shall be made as follows:

(a)     First, to all Member(s) with Unreturned Capital Contribution balances, part passu, in proportion to their relative Unreturned Capital Contribution balances, until the Unreturned Capital Contributions of all Members are equal to zero; and

(b)     Thereafter, to all Members, pail passu and pro rata, in accordance with their Percentage Interests.

4.10     Tax Withholding.

(a)     The Board of Managers is authorized to pay taxes and to withhold taxes from Distributions to the Members in the amounts required to be so paid or withheld pursuant to the Code or any provision of any other federal, state, local or foreign law. Any amount of taxes paid by the Company, any taxes withheld by the Company and any withholding taxes imposed on any amount payable to the Company in each case shall be treated for all purposes of this Agreement as an amount actually distributed to the Members pursuant to this Article IV.

(b)     If the Company is obligated to pay any amount to any governmental agency (or otherwise makes a payment) because of a Member’s status or otherwise specifically attributable to a Member (including federal withholding taxes with respect to foreign Members, taxes paid under Section 6225 of the Code, or state personal property taxes or state unincorporated business taxes), then such Member shall indemnify the Company in full, but without duplication of any amounts withheld from Distributions to such Member under Section 4.10(a), for the entire amount paid (including any interest, penalties and expenses associated with such payments, except to the extent that such amounts are the result of proven gross negligence, fraud or intentional misconduct by a Manager, Partnership Representative, or Officer of the Company who is not also an Affiliate, manager, officer, director, or employee of such Member).

4.11     Allocations of Net Profits and Net Losses.

(a)     The determination of Net Profit and Net Loss allocations shall be made as soon as practicable after the end of each Fiscal Year of the Company. In each Fiscal Year of the Company, Profits and Losses shall be allocated to Members as provided in Schedule II attached hereto.

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Article V

EXCULPATION AND INDEMNIFICATION

5.1     No Personal Liability. Except as otherwise expressly set forth in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Company Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Company Person.

5.2     Exculpation and Indemnity.

(a)     No Company Person shall have any liability to the Company or any other Company Person for any loss, liability, damage, judgment, fine, demand, claim, cost or expense (including reasonable attorneys’ fees and disbursements incurred in the investigation or defense thereof) (“Losses”) arising out of or resulting from any act or omission done or omitted by such Company Person on behalf of the Company in a manner reasonably believed to be within the scope of authority conferred on such Company Person, unless such act or omission constitutes (i) conduct involving bad faith, willful or intentional misconduct, or a knowing violation of law, (ii) a transaction from which such Company Person derived an improper personal benefit, (iii) a circumstance under which the liability provisions for improper distributions of Section 17704.06 of the Act are applicable, (iv) a breach of such Company Person’s duties or obligations under Section 17704.09 of the Act; provided that (x) a Manager’s (or its Member’s) rights and obligations under Section 6.2(g) of this Agreement, or (y) the Agromin Exempt Activities, shall not be deemed to be a breach by Agromin or its Affiliates of their duties or obligations under Section 17704.09 of the Act, or (v) a material breach by the Primary Breaching Party constituting “Bad Conduct” under subsection (vi) of the definition of Bad Conduct.

(b)     The Company shall, to the fullest extent permitted under the Act (after waiving all restrictions under the Act on indemnification other than those which cannot be eliminated or modified under the Act), as the same now exists or may hereafter be amended, substituted, or replaced (but, in the case of any such amendment, substitution, or replacement, only to the extent that such amendment, substitution, or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide before such amendment, substitution, or replacement). indemnify each Company Person against, and hold each Company Person harmless from, any Losses incurred by or asserted against such Company Person arising out of or resulting from (i) any act or omission or alleged act or omission done or omitted by the Company Person on behalf of the Company, any Member, any Manager, or any of their respective direct or indirect Subsidiaries in a manner reasonably believed to be within the scope of authority conferred on such Company Person or (ii) such Company Person being or acting in connection with the business of the Company as a member, shareholder, partner, Affiliate, manager, director, officer, employee, agent, or Representative of the Company, any Member, the Manager, or any of their respective Affiliates, or such Covered Person serving or having served at the request of the Company as a member, manager, director, officer, employee, agent, or Representative of any Person including the Company, provided, that such Losses did not arise from (A) the Company Person’s conduct involving bad faith, willful or intentional misconduct, or a knowing violation of law, (B) a transaction from which such Company Person derived an improper personal benefit, (C) a circumstance under which the liability provisions for improper distributions of Section 17704.06 of the Act are applicable, (D) a breach of such Company Person’s duties or obligations under Section 17704.09 of the Act (taking into account any restriction, expansion, or elimination of such duties and obligations provided for in this Agreement including, without, limitation, a Manager’s (or its Member’s) rights and obligations under Section 6.2(g) of this Agreement, or the Agromin Exempt Activities) or (E) a material breach by the Primary Breaching Party constituting “Bad Conduct” under subsection (vi) of the definition of Bad Conduct; provided, further, that any indemnity under this Section shall be provided out of and to the extent of the Company’s Assets only, and no Company Person shall have any personal liability on account thereof.

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(c)     The Company shall not indemnify any Person, and any Person shall return any money advanced by the Company, against any Losses if a court of competent jurisdiction finally determines either (i) that such Company Person is not entitled to the indemnification provided by this Section 5.2 or (ii) that such indemnification would be unlawful.

(d)     Procedures for a Person Seeking Indemnification.

(i)     Any Person seeking indemnification may be required by the Board of Managers to provide a signed written application which (A) states the basis for the claim for indemnification; (B) includes a copy of any notice or other document served on or otherwise received by the Person making the application directly or indirectly related to the claim for indemnification; (C) contains a statement that the Person making the application (I) has met the standard of conduct under Section 5.2(b) to be eligible to be indemnified by the Company, (2) will repay any advances if it is ultimately determined that he or she is not entitled to be indemnified by the Company under this Article V, and (3) agrees to immediately notify the Company and return any amounts as provided in Section 5.2(a) and Section 5.2(b) if it is determined that such Person is not entitled to indemnification under this Article V; and (D) includes reasonable detail on all Losses for which indemnification is being sought.

(ii)     Any indemnification or advance shall be made promptly, but in any case, not later than thirty (30) calendar days after the Company has received an application under Section 5.2(d)(i) from the Person seeking indemnification. With the consent of the Board in its reasonable discretion, expenses incurred by a Person in connection with a proceeding may be advanced by the Company in advance of the final disposition of the proceeding.

(iii)       A Person may enforce his, her or its rights under this Article V in accordance with the provisions of Section 13.12.

(iv)        The Company shall bear the burden of proof of establishing by the applicable evidentiary standard that such Person failed to meet the standard of conduct under Section 5.2(b) to be eligible to be indemnified by the Company. The termination of any proceeding, whether by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a Person did not meet the standard of conduct under Section 5.2(b) to be eligible to be indemnified by the Company. Any determination by the Company’s independent legal counsel that indemnification or an advance is improper in the circumstances, or any failure to make such a determination, shall not be a defense to the action or create a presumption that the standard of conduct under Section 5.2(b) to be eligible to be indemnified by the Company has not been met.

(v)     The Board of Managers may, in its sole discretion, cause the Company to purchase insurance covering the Company’s indemnification obligations under this Section 5.2(d)(v) and/or a “Directors and Officers” or similar insurance policy covering the actions of the Board of Managers and officers, to the extent that such a policy or policies are available on commercially reasonable terms.

5.3     Entitlement to Indemnity. The indemnification provided by this Article V shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Article V shall continue to afford protection to each Company Person regardless of whether such Company Person remains in the position or capacity pursuant to which such Company Person became entitled to indemnification under this Article V and shall inure to the benefit of the executors, administrators, legatees, and distributees of such Company Person.

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5.4     Savings Clause. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Company Person pursuant to this Article V to the fullest extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.

5.5     Survival. The provisions of this Article V shall survive the dissolution, liquidation, winding up and termination of the Company. No amendment, modification or repeal of this Article V that adversely affects the rights of a Company Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Company Person’s entitlement to indemnification for such Losses without the Company Person’s prior written consent.

Article VI

MANAGEMENT AND OPERATION OF BUSINESS

6.1     Management of Company by Board of Managers. The Company shall be manager-managed. Subject to Section 6.5, the business, operations, property and affairs of the Company shall be administered by the Board of Managers. Except as otherwise set forth in this Agreement, the Board of Managers shall have all authority, rights, and powers conferred by law and those necessary or appropriate to carry out the purposes of the Company as set forth in Section 2.4 hereof, and all such authority, rights and powers shall be exercised by or under the direction of the Board of Managers. Without limiting the generality of this Section 6.1, but subject to the provisions of Section 6.5, the Board of Managers shall have on behalf of the Company all rights and powers that may be possessed by a “Board of Managers” under the Act to manage and administer the Company in accordance with the terms of this Agreement and to perform all acts which it may deem necessary or desirable to conduct the Company’s business.

6.2     Number of Managers.

(a)     Number, Tenure, Election and Qualifications. The authorized number of Managers of the Company shall be four (4). Notwithstanding the foregoing, the Members, by unanimous consent, shall have the exclusive right to appoint additional Managers at their sole discretion. Each Manager will serve until his, her or its earlier death, resignation, removal or termination pursuant to this Agreement. No Member shall have any right to appoint a successor to any of the Managers other than as expressly set forth in this Agreement. A Manager may, but need not, be a Member. For so long as Agromin or its Affiliates is a Member, Agromin shall have the right to appoint two (2) Managers (collectively, the “Agromin Managers”). The initial Agromin Managers shall be Bill Camarillo and James Harrison. For so long as LIMONEIRA or its Affiliates is a Member, LIMONEIRA shall have the right to appoint two (2) Managers (the “LIMONEIRA Managers”). The initial LIMONEIRA Managers are Harold Edwards and Greg Hamm. The Company and each of the Members agrees (on behalf of itself and its Affiliates) to take all action and execute such documents, as the Company or any Members shall reasonably require in order to give effect to the provisions of this Section.

It is presently anticipated that the Board may appoint one or more of the Agromin Managers to serve as an officer of the Company pursuant to Section 6.3 to oversee the day-to-day operations of the ALCCF, subject in all cases to oversight by the Board.

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(b)     Action by Board of Managers.

(i)     Each Manager shall have a single vote. Except as otherwise provided in this Agreement, all votes and approvals of the Managers shall require the vote of a Super Majority of the Managers. The Board of Managers shall endeavor to meet on a quarterly basis to address the ongoing management and business of the Company.

(ii)     Managers may participate in a meeting by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. The Board of Managers will endeavor in good faith to call quarterly meetings to discuss matters to be voted upon. The Board of Managers may fix by resolution the place, date and time for the holding of regular meetings, in which case no notice of such regular meetings need be given to the Board of Managers; provided, however, that if the Board of Managers changes the time or place of any regular meeting, notice of such action will be given to each Manager. Any Manager may call a special meeting of the Board of Managers. Notice of special meetings of the Board of Managers will be given to each member of the Board of Managers at least fifteen (15) calendar days prior to such meeting. Notice of any meeting of the Board of Managers may be waived by members of the Board of Managers before, at or after the meeting. Nothing in this Agreement or this Section 6.2(b)(ii) is intended to require that meetings of Managers be held, it being the intent of the Members that meetings of Managers are not required.

(c)     Action without a Meeting. Any action required or permitted to be taken by the Board of Managers may be taken without a meeting if one or more written consents to such action shall be signed by those Managers in a manner that would be sufficient to take such action by vote or consent that would be necessary under this Agreement or the Act at a duly held meeting of the Board of Managers, including, without limitation, Section 6.2(b) hereof. Such written consents shall be maintained by the Board of Managers at the principal office of the Company and, unless otherwise specified, shall be effective on the date when the first counterpart of the consent is so delivered.

(d)     Liability for Certain Acts. A Manager does not, in any way, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company. A Manager will incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture, except to the extent in violation of the terms of this Agreement or as provided by the Act.

(e)     Manager’s Standard of Care. Each Manager and each Officer will exercise his, her or its business judgment in participating in the management of the business, operations and affairs of the Company as measured against the standard of care set forth in this Section 6.2(e). Notwithstanding anything to the contrary in this Agreement, each Manager or any Company officer will not be liable or obligated to the Members or the Company for any mistake of fact or judgment or for the doing of any act or the failure to do any act by such Manager or Officer in conducting the business, operations and affairs of the Company that may cause or result in any loss or damage to the Company or its Members to the extent that such act or omission was taken or omitted (i) in good faith, (ii) in the absence of fraud, gross negligence or willful misconduct, (iii) in a manner that such Manager or Officer reasonably believed to be in or not opposed to the best interests of the Company, and (iv) in compliance with this Agreement. the Act and applicable law.

(f)     Personal Liability. Except as otherwise provided (i) in the Act, (ii) by applicable law, or (iii) expressly in this Agreement or other written agreement, no Manager will be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager.

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(g)     Managers (and Members) Have No Exclusive Duty to Company. A Manager will not be required to manage the Company as his, her or its sole and exclusive function and Managers may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member will have any right, by virtue of this Agreement, to share or participate in such other investments or activities of a Manager or to the income or proceeds derived therefrom. The Managers, Members and the Officers shall not be obligated to present any investment opportunity or prospective economic advantage to the Company or any Member of the Company, even if the opportunity is of the character that, if presented to the Company or such Member, could be taken by the Company or such Member. Further, neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in any investments or activities of each Manager and/or the Officers and/or the other Member or to the income or proceeds derived therefrom.

(h)     Resignation. A Manager may resign at any time by giving written notice to the Board of Managers. The resignation of a Manager will take effect upon receipt of notice thereof or at such later time as will be specified in such notice; unless otherwise specified therein, the acceptance of such resignation will not be necessary to make it effective.

(i)     Removal.

(i)     A Manager may be removed at any time, with or without cause, only by the affirmative vote of the Member then holding the right to designate such Manager, and no other Member shall have any rights to remove any Manager designated by such Member.

(ii)     If any Member shall, in accordance with the rights specified herein, remove any Manager or Managers that such Member has the right to designate, then each of other Member and Managers hereby agree to take such actions, and execute such documents, as such Member shall reasonably require in order to effect such removal, including causing the Company to either promptly hold a special meeting of the Members and to vote or cause to be voted, the Member’s Membership Interest or to execute a written consent in lieu thereof, as the case may be, effecting such removal.

(j)     Vacancies. Any vacancy on the Board of Managers, whether caused by the death, disability, resignation or removal of a Manager or otherwise, will be filled by the Member then holding the right to designate such Manager. If any Member shall, in accordance with the rights specified herein, designate any Manager or Managers pursuant to this Section 6.2(j), then each of the other Member and Managers hereby agree to take such actions, and execute such documents, as such Member(s) shall reasonably require in order to effect such designation.

6.3     Designation of Officers.

(a)     The Board of Managers may, from time to time, designate officers of the Company (“Officers”) and delegate to such Officers such authority and duties as the Board of Managers may deem advisable as permitted under the Act, except those actions requiring a vote of the Members under this Agreement, and may assign titles (including, without limitation, Chief Executive Officer, Chief Financial Officer, President, Senior Vice-President, Vice-President, Secretary and/or Treasurer and any other titles as the Board of Managers may assign) to any such Officer, it being understood that such delegation shall not cause any Manager to cease being a Manager of the Company. Unless the Board of Managers otherwise determines, if the title assigned to an Officer is one commonly used for officers of a business corporation formed under the California Corporations Code, then the assignment of such title shall constitute the delegation to such officer of the authority and duties that are customarily associated with such office pursuant to the California Corporations Code. Any number of titles may be held by the same Officer. Any Officer to whom a delegation is made pursuant to the foregoing shall serve in the capacity delegated unless and until such delegation is revoked by the Board of Managers for any reason or no reason whatsoever, with or without cause, or such Officer resigns.

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(b)     The Board of Managers may delegate the management of the day-to-day operation of the business of the Company to one or more officers and employees of the Company or other third parties, provided that the business and affairs of the Company will be managed and all Company powers will be exercised under the ultimate direction and control of the Board of Managers at all times. Except as otherwise provided in this Agreement, all agreements, contracts and any and all other documents and instruments affecting or relating to the ordinary course of business of the Company shall be executed on behalf of the Company by the Board of Managers or Officers designated by the Board of Managers.

6.4     Compensation; Reimbursement of Company Expenses.

(a)     The Company may pay or reimburse each Manager (or affiliated Member) the reasonable out-of-pocket expenses of the Company incurred by such Manager (or affiliated Member) including, but not limited to, organizational and operational expenses, such as legal, accounting and bookkeeping expenses, as may be approved from time to time by the Board.

(b)     The Managers may be paid reasonable compensation for rendering services to the Company if approved by the Board of Managers in its reasonable discretion and approved by the Members.

(c)     For financial and income tax reporting purposes, any and all compensation paid by the Company to a Manager and/or its Affiliates, if any, shall be treated as expenses of the Company. To the extent any accrued portion of any such compensation is not paid in full prior to the liquidation of the Company, such unpaid portion of such fee shall constitute a debt of the Company payable upon such liquidation.

6.5     Management and Major Decisions.

(a)     Notwithstanding anything in this Agreement to the contrary, the following are major acts or decisions with respect to the Company (the “Major Decisions”) that shall require the unanimous approval of the Members, such approval to be granted or denied in each Member’s sole discretion unless otherwise expressly indicated below:

(i)     Materially amending or modifying the Articles or this Agreement.

(ii)     Making any material change to the business conducted by the Company or entering into any new line of business.

(iii)     Entering into, amending in any material respect, waiving or terminating any contract or agreement, including, without limitation, an Affiliate Agreement, or engaging in any transactions with, a Manager, Member or their Affiliates, including or in which a Manager, Member or their Affiliates (whether alone or in conjunction with others) has a material financial interest, including, without limitation, (A) the payment of any compensation for services, (B) the sale or leasing of real or personal property owned or controlled by the Company, and (C) the rendition of services or provision of goods to the Company for remuneration, which contract, agreement or transaction shall be entered into on an arm’s length basis and on commercially reasonable terms, which material terms shall be disclosed to the Members.

(iv)     Selling or transferring any of the Assets or business of the Company (including by merger, consolidation, sale of equity or sale of assets) other than in the ordinary course of business.

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(v)     Changing the purpose of the Company as set forth in Section 2.4.

(vi)     Issuing additional Membership Interests or other securities, admitting any additional Members to the Company, or redeeming or repurchasing the Membership Interest of any Member, except to the extent otherwise permitted pursuant to this Agreement.

(vii)     Except as otherwise set forth in this Agreement, deviate in any material respect from or amend the then-current Annual Business Plan, Development Plan or Annual Budget.

(viii)     Except as explicitly provided for herein, the making of any loan, guaranty, extension of credit, pledge, encumbrance, agreement or similar instrument (or amending, extending, waiving any material right under or terminating such contract, agreement or similar instrument) that is not on the terms set forth in any Company budget or is otherwise outside of the ordinary course of business of the Company.

(ix)     Except as provided in Sections 4.4 and 4.5, the incurrence by the Company of any indebtedness in excess of $500,000.

(x)     Entering into any agreement for, or consummating, any merger, consolidation, conversion, sale or other reorganization of the Company with a corporation, general partnership, limited partnership, limited liability company or other entity involving the purchase, license, lease, exchange or other acquisition of any assets or equity interests other than in the ordinary course of business.

(xi)     Entering into or effecting any transaction or series of related transactions involving the purchase, lease, license, exchange, or other acquisition (including by merger, consolidation, acquisition of stock, or acquisition of assets) by the Company of any assets or equity interests of any Person, other than in the ordinary course of business.

(xii)     Creating any Subsidiaries of the Company or entering into any joint ventures or similar business arrangements.

(xiii)     Admitting additional or transferee Members to the Company as substituted Members or any Transfer of any direct or indirect Economic Interest in the Company, except for Transfers not requiring approval of the Board of Managers under this Agreement.

(xiv)     Taking any act which would make it impossible to carry on the ordinary business of the Company, except the liquidation of the Company under the circumstances permitted in Article XII.

(xv)     Taking any action which would cause the Company to become an entity other than a California limited liability company.

(xvi)     Causing the Company to file for proceedings under the Bankruptcy Code or to seek other relief from creditors (including making an assignment for the benefit of creditors and admitting the inability of the Company to pay its debts generally as they become due) or if any bankruptcy or other insolvency proceeding is initiated against the Company on an involuntary basis, failing to diligently and continuously contest the same.

(xvii)     The entry into any transaction by the Company or any Subsidiary of the Company outside of the ordinary course of business of such entity or in contravention of this Agreement.

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(xviii)      Commencing any significant on-site or off-site improvement work with respect to the ALCCF, except in substantial accordance with the Annual Business Plan (including the Development Plan contained therein).

(xix)     Making or agreeing to any material change affecting the nature, character or use of the ALCCF.

(xx)     Making, executing or delivering on behalf of the Company any indemnity bond or surety bond or obligate the Company or any Member as a surety, guarantor or accommodation party to any obligation or grant any lien or encumbrance on any of the assets of the Company.

(xxi)     Except as may be provided in the then-applicable Annual Budget. purchasing any automobile, vehicular equipment, construction equipment or other equipment on behalf of or in the name of the Company or purchase any fixed assets on behalf of or in the name of the Company.

(xxii)     Except as provided in the Annual Budget (or in this Agreement), cause the Company to enter into any agreement obligating the Company to pay an amount of more than $100,000 or with a term in excess of 12 months and any amendment, modification or termination of any such agreement.

(xxiii)      Take any material action in respect of the ALCCF and/or the ALCCF Site relating to environmental matters other than to obtain environmental studies and reports and conduct (or arrange for) evaluations and analysis thereof and typical preventive measures (including enforcement of third parties’ environmental covenants and obligations).

(xxiv)      Making or agreeing to any changes to the zoning of the ALCCF and/or the ALCCF Site.

(xxv)     Making any press release identifying any Member or its involvement in the Company and/or the ALCCF or, except as may be required by applicable law, any material communications, whether written or verbal, with any governmental authority.

(xxvi)      Dissolving, terminating or liquidating the Company, except as provided in Article XII of this Agreement.

(xxvii)    Any other action, matter or thing which requires the approval of the Members in this Agreement or is stated to be a Major Decision in this Agreement.

6.6     Plans, Budgets and Emergency Expenditures.

(a)     Annual Business Plan. Attached hereto as Exhibit E is the initial business plan for the Company, which has been approved by the Members. Each business plan shall include, as appropriate, (i) a brief narrative description of any material activity planned to be undertaken for the ALCCF, (ii) the Development Plan and Development Schedule (described below), (iii) the Annual Budget (described below), (iv) a projected annual income statement (accrual basis) on a month-by-month basis for the ALCCF, (v) a projection as to the timing and amount of distributions of Cash Flow, (vi) a description of any planned Project Financing, (vii) a description of any planned improvements, construction, repairs, renovations, capital, FF&E or other personal property expenditures, including projected dates for commencement and completion of the foregoing, (viii) any changes in the investment plans for the Company’s cash assets, (ix) a description, including the identity of the recipient (if known) and the amount and purpose, of all fees and other payments proposed or expected to be paid for professional services and, if a fee or payment exceeds $50,000, for other services rendered to the Company, (x) an annual strategic plan with a 3-year forecast of operating performance and competitive market updates for the ALCCF in a format reasonably approved by the Members, and (xi) such other information, plans, maps, contracts, agreements or other matters and information necessary to inform the Members of all material matters relevant to the development, construction, improvement, repair, renovation, operation, management and disposition (if applicable) of the ALCCF.

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(b)     On or before the last business day of September of each year commencing with September 2026, the Board of Managers shall prepare and submit to the Members for review and approval a revised annual business plan for the next Fiscal Year for the Company (including, if applicable, an update of the Development Plan described below). No Member may unreasonably withhold, delay or condition its approval of any amendment to any business plan submitted to for its approval pursuant to this Section 6.6. The most recent business plan submitted to and approved by the Members including, without limitation, the initial business plan is hereafter referred to as the “Annual Business Plan.” Notwithstanding the approval of any Annual Business Plan by the Members, if there is any conflict or inconsistency between any provision of the Annual Business Plan and any provision of this Agreement, then the provisions of this Agreement shall control and supersede the provisions of the Annual Business Plan unless otherwise expressly approved and set forth by the Members in any Annual Business Plan. Until the annual business plan for any Fiscal Year has been approved by the Members, the approved Annual Business Plan for the preceding Fiscal Year shall apply to such Fiscal Year, but modified for all scheduled increases in debt service and other then in effect contractual obligations over which the Company has no control. The Board of Managers shall use its commercially reasonable efforts to cause the Company to comply with each Annual Business Plan.

(c)     Development Plan. The initial business plan includes a preliminary plan for the development and construction of the ALCCF (the “Development Plan”), which has been approved by the Members. The Development Plan includes (i) a general description of the proposed development and construction activities to be undertaken by the Company (the “Development”), and (ii) a preliminary schedule for the Development (“Development Schedule”), which sets forth the estimated dates for starting and completing the various stages of the Development. Prior to the execution and delivery of any consulting, architecture, construction or other site improvement contracts and if material changes to the Development Plan shall have occurred or the Members otherwise requests, the Board of Managers shall update the Development Plan and deliver it to the Members for review and approval. The updated Development Plan shall include, without limitation, (A) a revised Annual Budget with updated estimates for the development and construction costs to be incurred in connection with the Development, (B) an updated Development Schedule, (C) an updated site plan for the Development, and (D) the final plans and specifications for the Development (the “Plans and Specifications”). Any material amendment or modification to (or material deviation from) the Development Plan (including, without limitation, the Development Schedule, the Plans and Specifications or the Annual Budget) shall require the prior written consent of the Members, which consent may not be unreasonably withheld, conditioned or delayed. The Board of Managers shall use commercially reasonable and good faith efforts to cause the Development to be completed in accordance with all aspects of the Development Plan.

(d)     Annual Budget. Prior to the completion of the ALCCF, each Annual Business Plan shall include a development and construction budget which shall set forth in detail the itemized estimated development and construction costs to be incurred by the Company in connection with the Development (the “Development Budget”). Each Annual Business Plan shall also include the operating budget that is prepared by the manager under the Management Agreement for each Fiscal Year, which shall set forth the operating budget and the capital expenditure budget (to the extent not included in the Development Budget) on a month-by-month basis for the ALCCF for the Fiscal Year. In addition, the annual budget shall include a 5-year pro forma (the “5-Year Pro Forma”), which shall set forth the projected operating costs and revenues for the ALCCF for the period commencing from the Effective Date through the end of the fifth full year following such date. Each annual budget submitted by the Board of Managers to, and approved by, the Member is referred to in this Agreement as an “Annual Budget.”

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(e)     Until the annual budget for any Fiscal Year has been approved by the Members, the approved Annual Budget for the preceding Fiscal Year shall apply to such Fiscal Year, but as to the portions which were disapproved, the last approved Annual Budget line item increased by 10% of such line item shall be in effect until the Members agree on the new Annual Budget as to such line items. Adjustments to the last approved Annual Budget shall automatically be made to reflect actual increases in real property taxes, insurance premiums and utility charges, and shall not require any Member’s consent. The Board of Managers shall have the right, power and authority without the consent of the Members to incur actual expenditures on behalf of the Company (with Company funds) for any of the items set forth in, and with respect to, the period covered by an approved Annual Budget. With respect to the Development Budget, the Board of Managers shall also have the right, power and authority without the consent of the Members (i) to allocate to any line item contained in the Development Budget an amount equal to 10% of such line item to the extent covered by contingency funds in the Development Budget, and (ii) if after completion of any line item, as certified by the Board of Managers, there remains an excess undisbursed balance, reallocate from such excess balance to any other line item contained in the Development Budget for the development and construction of the ALCCF, so long as such amount does not exceed 10% of such line item; provided, however, in no event may any line item (contingency or otherwise) be reallocated to pay any fees or expenses to Agromin or any Affiliate thereof. The Board of Managers shall notify the Members of the application of any contingency funds in the next monthly operating report.

(f)     Emergency Expenditures. The Board of Managers shall have the right, power and authority, without the consent of the Members, to cause the Company to incur emergency expenditures not included in the Annual Budget to the extent the Board of Managers reasonably determines that such expenditures are necessary following a casualty or other comparable event to prevent imminent damage to persons or property on or about the ALCCF (and shall notify the Members in writing prior to making such expenditures to the extent reasonably possible under the circumstances and in any event promptly after such expenditure is made).

Article VII

RESERVED

Article VIII

ADMISSION OF MEMBERS; TRANSFER RESTRICTIONS

8.1     Admission of Members. No Person who is not a Member as of the date of this Agreement may be admitted as a Member, except with the affirmative vote of all of the Members; provided, however, that, prior to recognizing the admission as a Member of any such Person, the Board of Managers will require such Person to execute and deliver an instrument of accession in form and substance reasonably satisfactory to the Board of Managers pursuant to which such Person becomes a party to this Agreement and agrees to be bound by all the terms and conditions hereof. Any Person admitted as a Member shall thereupon be listed as such on the books and records of the Company (including Exhibit B hereto). Subject to Section 13.3, the Board of Managers is hereby authorized to make such amendments to Exhibit B to this Agreement as is necessary or appropriate in connection with the admission of new Members.

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8.2     Permitted Transfers.

(a)     Except as expressly set forth in this Article VIII, no Member or Economic Interest Owner shall be entitled to Transfer all or any part of his or her Membership Interest or Economic Interest except with prior written approval of the Board of Managers in its reasonable discretion, and except in compliance with this Agreement. Each Member and each Economic Interest Owner hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members and Economic Interest Owners.

(b)     In the event of any permitted transfer hereunder, any such permitted transferee shall receive and hold such Membership Interest, Economic Interest or portion thereof subject to the terms of this Agreement and to the obligations hereunder of the transferor and there shall be no further transfer of such Membership Interest, Economic Interest or portion thereof except to a person or entity to whom such permitted transferee could have transferred such Membership Interest, Economic Interest or portion thereof in accordance with this Agreement had such permitted transferee originally been a member as of the date hereof or otherwise in accordance with the terms of this Agreement. Notwithstanding any provision of this Agreement to the contrary, no Member shall transfer all or any portion of such Member’s Interest if such transfer would result in an event of default under the Project Financing or any other loans, financing or debt obligations obtained by the Company.

8.3     Restrictions on Transfer.

(a)     A transferee of a Membership Interest or Economic Interest shall have the right to become a Member only if (i) prior written approval of the Board of Managers in its reasonable discretion and the approval of the Members, or pursuant to Sections 8.1 and 8.2; (ii) such transferee executes an instrument satisfactory to the Board of Managers accepting and adopting the terms and provisions of this Agreement, and (iii) such Person pays any expenses in connection with his or her admission as a new Member as the Board of Managers shall determine in its discretion. The admission of a new Member shall not release the Transferring Member from any liability that such Member may have had to the Company.

(b)     Without limitation of any other provision of this Agreement, each Member agrees that it will not, directly or indirectly, Transfer any of its Membership Interest (i) if such Transfer would not be permitted under the Securities Act and other applicable federal or state securities or blue sky laws; (ii) if such Transfer would adversely affect the Company’s existence or qualification as a limited liability company under the Act; (iii) if such Transfer would cause the Company or any of its Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended; or (iv) if such Transfer would cause the Assets of the Company or any of its Subsidiaries to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company or any of its Subsidiaries. In any event, the Board of Managers may refuse the Transfer to any Person if such Transfer would have a material adverse effect on the Company as a result of any legal, regulatory or other restrictions imposed by any governmental authority as determined in the Board of Managers’ sole discretion.

(c)     Any Transfer or attempted Transfer of Membership Interest in violation of this Article VIII shall be null and void, no such Transfer shall be recorded on the Company’s books and records and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue to be treated) as the owner of such Membership Interest for all purposes of this Agreement. If a person or entity succeeds to, receives, acquires or is otherwise the transferee of a Membership Interest, or any portion thereof, as a result of an Involuntary Transfer, such person shall become an Economic Interest Owner (but not a Member), and shall not have any Membership Interest other than an Economic Interest. Immediately upon succeeding to, receiving, acquiring or otherwise becoming a transferee of a Membership Interest, or any portion thereof, as a result of an Involuntary Transfer, such successor shall deliver to the Company an instrument satisfactory to the Board of Managers accepting and adopting the terms and provisions of this Agreement, but in any event such successor and such successor’s spouse, if any, shall be deemed to be bound by the terms and conditions of this Agreement.

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Article IX

RESTRICTIONS ON TRANSFER

9.1     RESERVED.

Article X

RIGHT OF FIRST REFUSAL

10.1     Each Member shall have the right of first refusal to participate in any new commercial composting center being contemplated, designed and built, operated or purchased in the county of Ventura by any other Member or its Affiliates.

Article XI

DEADLOCK OF BOARD

11.1     Technical/Budgetary Issue Deadlock. If a deadlock occurs among the Board of Managers on a technical or engineering matter, or on budgetary or financial matter in the ordinary course of business and not involving an amount in excess of $500,000 (a “Technical Deadlock”), and such deadlock does not involve a claim of a breach or default by any Member or Manager under this Agreement, or any other agreement between a Member and the Company, the parties will make all reasonable efforts to resolve the Technical Deadlock as soon as possible by amicable negotiations. In that regard, the Manager or their respective authorized representatives will, as soon as practicable and in any event no later than ten (10) Business Days after a written request from either party to the other, meet in good faith to resolve any Technical Deadlock. If, despite this meeting, the parties are unable to resolve a Technical Deadlock within ten (10) Business Days after such meeting, the Technical Deadlock may, at the request of either party, be referred for determination to an outside expert, to serve as the tie-breaker to resolve the deadlock, in accordance with the following:

(a)     Appointment of Expert. Within ten (10) Business Days after a party requests under this Section that an expert be appointed to resolve a Technical Deadlock, the parties will in good faith jointly appoint a mutually acceptable expert with no less than 10 years’ experience and expertise in the subject matter of the Deadlock, which expert may be an engineer, architect, organic waste expert, or similar expert in the case of a technical or engineering issue, or an independent Certified Public Accountant in the case of a budgetary or financial issue. If the parties are unable to so agree within the ten (10) Business Day period, or in the event of disclosure of a conflict by an expert as provided below which results in the parties not confirming the appointment of the expert, then an expert (willing to act in that capacity hereunder) will be appointed by an experienced arbitrator on the roster of JAMS in Ventura County, California.

(b)     Conflicts of Interest. Any Person appointed as an expert will be entitled to act and continue to act as an expert even if at the time of such expert’s appointment or at any time before such expert gives their determination, such expert has or may have some interest or duty which conflicts or may conflict with such expert’s appointment if before accepting the appointment (or as soon as practicable after such expert becomes aware of the conflict or potential conflict) such expert fully discloses the interest or duty and the parties will, after the disclosure, confirm such expert’s appointment.

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(c)     Not Arbitrator. No expert will be deemed to be an arbitrator and the provisions of the American Arbitration Act or of any other applicable statute (foreign or domestic) and the law relating to arbitration will not apply to the expert or the expert’s determination or the procedure by which the expert reaches his determination under this Section.

(d)     Procedure. Where an expert is appointed:

(i)     Timing. The expert will be so appointed on the condition that (i) such expert promptly fixes a reasonable time and place for receiving representations, submissions or information from the parties and that the expert issues the authorizations to the parties and any relevant third party for the proper conduct of the expert’s determination and any hearing, and (ii) the expert renders their decision (with full reasons) within 15 Business Days (or another date as the parties and the expert may agree) after receipt of all information requested by the expert under the following paragraph.

(ii)     Disclosure of Evidence. The parties undertake one to the other to give to any expert all the evidence and information within their respective possession or control as the expert may reasonably consider necessary for determining the matter before the expert, which they will disclose promptly and in any event within 5 Business Days of a written request from the relevant expert to do so.

(iii)     Advisors. Each party may appoint any counsel, consultants and advisors as it feels appropriate to assist the expert in the expert’s determination and so as to present their respective cases so that at all times the parties will cooperate and seek to narrow and limit the issues to be determined.

(iv)     Costs. Each party will bear its own costs for any matter referred to an expert hereunder, and the costs and expenses of the expert will be shared equally by the parties.

(v)     Binding Determination. The decision of the expert shall be final and binding on the parties.

The Technical Deadlock procedures set forth in this Article XI are intended to provide an expedited mechanics for the Board to resolve deadlocks of the Board on certain technical or budgetary/financial issues. Nothing contained in this Article shall prevent any Member from submitting any Technical Deadlock to arbitration under Section 13.9 herein; provided, however, that any decision of the expert made under this Section 11.1(d) shall be binding upon the parties.

11.2     Major Impasse. If the Members reach an impasse regarding any budgetary or financial matter in the ordinary course of business involving an amount in excess of $500,000 or with respect to any Impasse Decision (a “Major Impasse”), and such Major Impasse does not involve a claim of a breach or default by any Member or Manager under this Agreement, or any other agreement between a Member and the Company, the parties will make all reasonable efforts to resolve the Major Impasse as soon as possible by amicable negotiations. In that regard, the Members or their respective authorized representatives will, as soon as practicable and in any event no later than ten (10) days after a written request from either party to the other, meet in good faith to resolve any Major Impasse (the “Mediation”).

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11.3     Buy-Sell. If (x) a Major Impasse has not been resolved within fifteen (15) days after the conclusion of the Mediation, or (y) a Just Cause Event occurs (each, a “Buy-Sell Event”), then, in the case of clause (x), either Member, or in the case of clause (y), the Member that is not the subject of the Just Cause Event (in either case, the “Initiating Member”), may, by delivering written notice to the Board and the other Member (a “Buy-Sell Notice”) not later than ninety (90) days following such Buy-Sell Event (the “Buy-Sell Period”), initiate a reciprocal buy-sell process with respect to all Membership Interests in the Company. The Buy-Sell Notice shall specify a price per Membership Interest (the “Buy-Sell Price”) at which the Initiating Member is willing either (i) to purchase the other Member’s entire Membership Interest or (ii) to sell all of its own Membership Interest on the same terms. Within ten (10) Business Days after receipt of the Buy-Sell Notice, the other Member (the “Responding Member”) shall elect, by written notice to the Initiating Member and the Board, either (A) to sell all of its Membership Interest to the Initiating Member at the Buy-Sell Price (in which case the Initiating Member shall be the “Buying Member” and the Responding Member shall be the “Selling Member”) or (B) to purchase all of the Initiating Member’s Membership Interest at the Buy-Sell Price (in which case the Responding Member shall be the “Buying Member” and the Initiating Member shall be the “Selling Member”). If the Responding Member fails to deliver such election within the required period, the Responding Member shall be deemed to have elected to sell its Membership Interest to the Initiating Member at the Buy-Sell Price. If both Members deliver a Buy-Sell Notice during the same Buy-Sell Period, the first Buy-Sell Notice delivered to the Board shall control, and any later-delivered Buy-Sell Notice shall be deemed void. If the Selling Member believes that the Buy-Sell Price does not reflect the fair market value of the Selling Member’s Membership Interest, the Selling Member shall have ten (10) Business Days after the receipt of such Buy-Sell Notice to inform the other Member in writing of such disagreement and the parties shall have an additional fifteen (15) Business Days thereafter to mutually agree upon the Buy-Sell Price. lf, after the expiration of such fifteen (15) Business Day period, the parties have not come to agreement on the Buy-Sell Price, either Member may elect to have the fair market value of the Selling Member’s Membership Interest determined by an Independent Qualified Appraiser by providing written notice of such election (the “Appraisal Election Notice”) to the other Member and the Board (such determined value shall thereafter be the “Buy-Sell Price”); provided, however, that no discount shall be applied in the determination of the fair market value of the Selling Member’s Membership Interest for lack of control or marketability. The Members shall equally share the fees and costs associated with such an appraisal. The closing of the resulting Buy-Sell transaction shall occur as provided in Section 11.3(a).

(a)     Buy-Sell Closing. The closing of the transaction contemplated by the exercise of the buy-sell rights under this Section 11.3 (the “Buy-Sell Closing”) shall be held at the Company’s offices on a date mutually acceptable to the Members, but in any event not later than ninety (90) days after delivery of the applicable Buy-Sell Notice (the “Buy-Sell Closing Date”). At the Buy-Sell Closing, the Selling Member shall sell and transfer to the Buying Member, and the Buying Member shall purchase and assume from the Selling Member, all of the Selling Member’s Membership Interest, free and clear of monetary liens, and each party shall make the following deliveries:

(i)     The Buying Member will deliver the Buy-Sell Price either by (x) wire transfer of immediately available funds to an account specified by the Selling Member, or (y) promissory note payable over seven (7) years at the AFR;

(ii)     The Selling Member will deliver executed assignments of its Membership Interest to the Buying Member; and

(iii)     Each Member will execute and deliver such other documents and instruments as may reasonably be requested by the other Member.

(b)     Termination of Affiliate Agreements. If a Buying Member exercises buy-sell rights under this Section 11.3, then that Member may (on behalf of the Company), in its reasonable judgment, terminate all Affiliate Agreements and/or Ancillary Agreements without penalty or fee (other than payment of any accrued fees or other amounts due as of the date of termination), and all such Affiliate Agreements and/or Ancillary Agreements must include a provision permitting termination pursuant to this Section 11.3(b).

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Article XII

DISSOLUTION, LIQUIDATION AND TERMINATION OF COMPANY

12.1     Dissolution Events. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a)     Subject to Section 6.5, the determination by the Board of Managers to dissolve, wind up and liquidate the Company;

(b)     The occurrence of a Bankruptcy Event with respect to any Member or the occurrence of any other event under the Act that terminates the continued membership of any Member in the Company, unless within ninety (90) days after the occurrence of any such event, the remaining Member(s) (holding at least fifty percent (50%) of the remaining Membership Interests) agree in writing to continue the business of the Company;

(c)     The unanimous agreement of the Members to dissolve the Company; or

(d)     The entry of a decree of judicial dissolution pursuant to Section 17707.03 of the Act.

12.2     Liquidation.

(a)     Upon dissolution of the Company, the Board of Managers, or if there are no Managers, one or more Persons approved by the Members shall immediately commence the winding up of the Company’s affairs; provided, however, that (i) a reasonable time shall be allowed for the orderly liquidation of the Assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation, and (ii) the Company Business being conducted by the Company at the time of dissolution shall continue to be conducted by the Members in accordance with this Agreement (to the extent consistent with this Article VIII) until such pending Company Business is concluded, but no Member shall thereafter engage in any further Company Business with the other Members or otherwise, and the Company shall continue only for so long as necessary to complete, and for the limited purpose of completing, such pending Company Business. Each Member shall be furnished with a statement prepared by the Company’s accountants that shall set forth the Assets and liabilities of the Company as of the date of dissolution. Each Member (and its Affiliates) shall pay to the Company all amounts, if any, then owing by such Member to the Company, and nothing in this Agreement shall create liability of any Member for any amounts owing by the Company, unless required by law.

(b)     The proceeds of liquidation shall be distributed in the following manner and order:

(i)     To creditors of the Company (including Members that are creditors, including Members who have made loans to the Company, to the extent otherwise permitted by law), in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for Distributions to Members; and

(ii)     To the Members pursuant to the order and priorities set forth in Section 4.9; provided, that, it is the intent that such distributions be in proportion to the positive balances in the Members’ Capital Accounts immediately prior to such distributions, and Net Profits, Net Losses and, if necessary, other items of income, gain, loss or deduction for the year of such distribution (and, if prior to the filing of the tax return for the Company and permitted by the Code, the prior taxable year) shall be allocated among the Members so as to cause such Capital Account balances to equal the amounts so distributable.

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12.3     Termination. The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up and its Assets have been distributed as provided in this Article XII and its Articles have been cancelled by the filing of a certificate of cancellation with the office of the California Secretary of State. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

12.4     Claims of the Members; Liability of the Members. Each Member shall look solely to the Assets (which may include amounts owed to the Company by other Members) of the Company for all distributions with respect to its Capital Contributions, its Capital Account and its share of Net Profits and Losses, and shall have no recourse therefore (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other person for any purpose whatsoever.

Article XIII

MISCELLANEOUS

13.1     Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 5:00 p.m. (Pacific Time), when transmitted; (c) if sent by email on a day other than a Business Day and receipt is confirmed, or if sent by email after 5:00 p.m. (Pacific Time), and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail (return receipt requested), on the fifth (5th) Business Day after being sent; and (e) if sent by overnight delivery via a reputable international courier service, three (3) Business Days after being delivered to such courier, in each case to the Member’s street address or email address appearing on Exhibit B. Notices to the Company shall be given at the address specified in Section 2.3.

13.2     Entire Agreement. This Agreement and all annexes, schedules and other attachments hereto constitute the entire agreement among the parties hereto and supersede any and all prior agreements or understandings among such parties, whether written or oral.

13.3     Amendments. Except as otherwise expressly provided in this Agreement, no provision of this Agreement may be amended or modified unless approved by the Members in writing.

13.4     Execution of Additional Agreements. The parties hereby covenant and agree as follows:

(a)     Upon execution of this Agreement, the Board of Managers shall cause the Company to enter into, and Agromin hereby agrees to enter into, an operations, marketing and management agreement by and between the Company and Agromin in substantially the form attached here to as Exhibit F (the “Management Agreement”), The Management Agreement shall be on market terms and conditions, including a management fee of no greater than eight percent (8%) of the revenue of the ALCCF. No amendment, alteration, modification, extensions, waiver or interpretation of the Management Agreement shall be binding unless approved in writing by the Board of Managers and LIMONEIRA.

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(b)     Upon execution of this Agreement, the Board of Managers shall cause the Company to enter into, and Agromin hereby agrees to enter into, an equipment lease for certain machinery and equipment necessary for the operation of the ALCCF by and between the Company and Agromin on market terms and conditions, including a term of five (5) to seven (7) years on a lease to own basis, which shall be substantially in the form attached here to as Exhibit G (the “Equipment Lease”). No amendment, alteration, modification, extensions, waiver or interpretation of the Equipment Lease shall be binding unless approved in writing by the Board of Managers and LIMONEIRA.

13.5     Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not be effective unless contained in a writing signed by each party against whom the waiver is to be effective, and shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any terms of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13.6     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and, subject to the provisions of this Agreement and all applicable laws, rules and regulations. their respective heirs, executors, administrators, successors and permitted assigns.

13.7     Severability. If any provision, sentence, phrase or word of this Agreement or the application thereof to any Person, party or circumstance shall be held invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision, sentence, phrase or word to Persons, parties or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

13.8     Interpretation. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural, and vice versa, the masculine gender shall include the neuter or female gender, and “or” is used in the inclusive sense. Headings or titles contained herein are inserted only as a matter of convenience and in no way define, limit, extend or interpret the scope of this Agreement or any particular Section hereof. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless the context otherwise requires, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement, and Section and Schedule references shall be deemed to the Sections and Schedules to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.

13.9     Governing Law; Arbitration; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except as otherwise provided in this Agreement, any claim or controversy arising out of or relating to this Agreement or any breach thereof between the parties shall be submitted to FINAL AND BINDING ARBITRATION BEFORE JAMS IN THE STATE OF CALIFORNIA, COUNTY OF VENTURA, PURSUANT TO THE JAMS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES. ALL PARTIES FURTHER AGREE THAT THE ARBITRATION SHALL BE CONDUCTED BEFORE A SINGLE JAMS ARBITRATOR WHO IS A RETIRED CALIFORNIA OR FEDERAL JUDGE OR JUSTICE. BY AGREEING TO ARBITRATE, THE PARTIES WAIVE ANY RIGHT THEY HAVE TO A COURT OR JURY TRIAL. The parties further agree that, upon application of the prevailing party, any court having jurisdiction, may enter a judgment based on the final arbitration award issued by the JAMS arbitrator, and the parties expressly agree to submit to the jurisdiction of this Court for such a purpose. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any Member (or their respective members) except (a) an action to compel arbitration pursuant to this Section 13.9 or (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 13.9 or (c) an action to seek equitable relief, including in the form of orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court of competent jurisdiction, provided that following the appointment of the arbitrator, such relief will only be sought from the arbitrator. By its execution and delivery of this Agreement, each of the parties hereby submits to the nonexclusive jurisdiction of the state and federal courts located in the County of Ventura, State of California in any legal action or proceeding arising out of or relating to this Agreement.

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13.10     Fees and Expenses. Except as set forth in this Agreement, each Member shall pay any and all fees incurred by such Member in connection with this Agreement.

13.11     No Third Party Beneficiaries. Except as provided in Article V, which shall be for the benefit of and enforceable by Company Persons as described therein, this Agreement is for the sole benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.12     Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

13.13     Waiver of Partition. Each of Member irrevocably waives any right or power that it might have: (a) to cause the Company or any of its Assets to be partitioned; (b) to compel any sale of all or any portion of the Assets of the Company under any applicable law; (c) to cause the appointment of a receiver for all or any portion of the Assets of the Company; or (d) to file a complaint, or to institute proceedings at law or in equity, to cause the dissolution or liquidation of the Company, other than in accordance with this Agreement. Each of the Members has been induced to enter into this Agreement in reliance upon the waivers of this Section 13.13, and without those waivers no Member would have entered into this Agreement.

13.14     Acknowledgement of Representation. Each of the Members acknowledges that it has been represented by independent counsel of its choice with respect to all of the negotiations preceding the execution and delivery of this Agreement, and that it has executed this Agreement after receiving advice of counsel.

13.15     Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agree, at the request of the Company, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

13.16     Attorney Fees. If any party hereto institutes any legal suit, action, or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action, or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

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13.17     Confidentiality. Each Member must maintain the confidentiality of all information which such Member receives regarding the other Members and the Company (including information regarding any Subsidiary), and expressly including the Know-How licensed to the Company by Agromin, in the manner in which it generally applies to the protection of its own confidential information and shall use such information solely in connection with monitoring such Member’s investment in the Company or as otherwise required by law. With respect to Know-How, the obligations of confidentiality and nondisclosure imposed by this Agreement shall extend for as long as such information shall remain either a trade secret or nonpublic, personal information under applicable law. The foregoing shall not limit the ability of any Member to furnish any information to its Affiliates or examiners, auditors, inspectors or Persons with similar responsibilities or duties, or to an internationally recognized industry self-regulatory association, federal or state regulatory body or federal, state or local taxation authority.

13.18     Public Statements. Except for any public filings required by the Securities and Exchange Commission, each party acknowledges that it shall not advertise, publish or otherwise disclose in any press release or other form of distribution: (i) its association with the other party; or (ii) any aspects of this Agreement without the written consent of the other party, which may be withheld by the other party in its sole discretion. This Section 13.18 shall survive the termination of this Agreement for any reason.

13.19     Corporate Transparency Act. To the extent applicable, the Board of Managers hereby agrees to take all actions for, or on behalf of, the Company required for the Company to timely comply with the Corporate Transparency Act 31 U.S.C. § 5336, and the regulations promulgated thereunder, in each case as amended, supplemented or replaced from time to time. Each Member (for itself and on behalf of each of its direct and indirect controlling parties and owners) agrees to provide the Board of Managers in a timely manner with all information regarding its beneficial ownership as is necessary for the Board of Managers to complete and file any required beneficial ownership reports pursuant to this Section 13.19 and to promptly notify Manager of any changes or corrections to the information provided by such Member.

13.20     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties have duly executed this Operating Agreement effective as of the day and year first above written.

MEMBERS:

LIMONEIRA COMPANY		California Wood Recycling, Inc.

By:	/s/ Harold Edwards	By:	/s/ Bill Camarillo
Name:	Harold Edwards	Name:	Bill Camarillo
Title:	President * CEO	Title:	CEO

[Signature Page to Agromin-Limoneira Operating Agreement]

Acknowledged:

MANAGERS:

LIMONEIRA MANAGERS:	AGROMIN MANAGERS:

/s/ Harold Edwards	/s/ Bill Camarillo
HAROLD EDWARDS	BILL CAMARILLO

/s/ Greg Hamm	/s/ Myron G. Harrison
GREG HAMM	MYRON G. HARRISON

[Signature Page to Agromin-Limoneira Operating Agreement]

EXHIBIT A

ARTICLES OF ORGANIZATION

(See attached.)

Exhibit A-1

AGROMIN-LIMONEIRA LLC Operating Agreement

EXHIBIT B

MEMBER NAME, ADDRESS, AND E-MAIL ADDRESS,
PERCENTAGE INTEREST AND INITIAL
CAPITAL CONTRIBUTION

(As of the Effective Date)

Name, Address and Email of Member	Percentage Interest	Initial Capital Contribution

California Wood Recycling, Inc.	50%	$10,000 cash Agromin Eligible Preformation Expenditures up to the Agromin Preformation Expenditure Cap (with such costs to be partially reimbursed in accordance with the Agreement)
LIMONEIRA COMPANY	50%

$10,000 cash

LIMONEIRA Eligible Preformation Expenditures up to the LIMONEIRA Preformation Expenditure Cap

cash contribution equal to 50% of the difference between the Agromin Eligible Preformation Expenditures (up to the Agromin Preformation Expenditure Cap) and the LIMONEIRA Eligible Preformation Expenditures (up to the LIMONEIRA Preformation Expenditure Cap)

TOTALS:	100.00%	$20,000 cash plus Agromin Eligible Preformation Expenditures plus LIMONEIRA Eligible Preformation Expenditures plus LIMONEIRA additional cash contribution

Exhibit B-1

AGROMIN-LIMONEIRA LLC Operating Agreement

EXHIBIT C

ALCCF LEASE AGREEMENT

(See attached.)

Exhibit C-1

AGROMIN-LIMONEIRA LLC Operating Agreement

EXHIBIT D

LIMONEIRA LOC

(See attached.)

Exhibit D-1

AGROMIN-LIMONEIRA LLC Operating Agreement

EXHIBIT E

INITIAL ANNUAL BUSINESS PLAN

(See attached.)

Exhibit E-1

AGROMIN-LIMONEIRA LLC Operating Agreement

EXHIBIT F

MANAGEMENT AGREEMENT

(See attached.)

Exhibit F-1

AGROMIN-LIMONEIRA LLC Operating Agreement

EXHIBIT G

EQUIPMENT LEASE

(See attached.)

Exhibit G-1

AGROMIN-LIMONEIRA LLC Operating Agreement

Schedule I

ALCCF

Limoneira Orchard Farm Ranch — 70 acres

12390 Telegraph Rd. Santa Paula, CA

Schedule I-1

AGROMIN-LIMONEIRA LLC Operating Agreement

Schedule II

ALLOCATION PROVISIONS

ARTICLE I
DEFINITIONS

Capitalized terms used and not otherwise defined in this Schedule II shall have the meanings set forth in Section 1 of this Agreement.

ARTICLE II
ALLOCATION OF NET PROFITS AND NET LOSSES

Section 2.1     Allocation of Net Profits and Net Losses.

(a)     Except as otherwise required by Section 704 of the Code and the Regulations thereunder, and except as provided in Section 2.1(b) and Section 2.2 of this Schedule II, Net Profits and Net Losses, as the case may be, and each item of income, gain, loss and deduction entering into the computation thereof, for each Fiscal Year (or other allocation period) shall be allocated as follows:

(i)     Net Profits. Net Profits, and each item of Company income, gain, loss or deduction entering into the computation thereof, for each Fiscal Year shall be allocated to the Members so as to reduce, proportionally, the difference between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such Fiscal Year (or other allocation period). No portion of the Net Profits for any Fiscal Year shall be allocated to a Member whose Partially Adjusted Capital Account is greater than or equal to its Target Capital Account for such Fiscal Year.

(ii)     Net Losses. Net Losses, and each item of Company income, gain, loss or deduction entering into the computation thereof, for each Fiscal Year shall be allocated to the Members so as to reduce, proportionally, the difference between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such Fiscal Year. No portion of the Net Losses for any Fiscal Year shall be allocated to the Members whose Target Capital Account is greater than or equal to its Partially Adjusted Capital Account for such Fiscal Year.

(b)     The allocations of Net Profits and Net Losses pursuant to Section 2.1(a) shall be subject to the following special adjustments:

(i)     If the Company has Net Profits for any Fiscal Year (determined prior to giving effect to this Section 2.1(b)), each Member whose Partially Adjusted Capital Account is greater than its Target Capital Account for such Fiscal Year shall be specially allocated items of the Company’s expense or loss for such Fiscal Year equal to the difference between its Target Capital Account and its Partially Adjusted Capital Account. In the event the Company has insufficient items of expense or losses for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of expense or loss shall be divided among such Members in proportion to such differences.

(ii)     If the Company has Net Losses for any Fiscal Year (determined prior to giving effect to this Section 2.1(b)), each Member whose Target Capital Account is greater than its Partially Adjusted Capital Account for such Fiscal Year shall be specially allocated items of Company income or gain for such Fiscal Year equal to the difference between its Target Capital Account and its Partially Adjusted Capital Account. In the event the Company has insufficient items of income or gain for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of income or gain shall be divided among the Members in proportion to such differences.

Schedule II-1

AGROMIN-LIMONEIRA LLC Operating Agreement

(iii)     The availability of items of income, gain, expense, or loss to be specifically allocated pursuant to this Section 2.1(b) shall be determined after giving full effect to all of the provisions of Section 2.2 of this Schedule II.

Section 2.2     Other Allocation Provisions.

(a)     Notwithstanding any other provision of this Article II to the contrary, items of Company income and gain shall be allocated so as to comply with the minimum gain chargeback requirements of Regulation §§ 1.704-2(f) and 1.704-2(i)(4).

(b)     If during any Fiscal Year a Member receives an adjustment, allocation or Distribution described in Regulation § I .704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in the Member’s Adjusted Capital Account, there shall be allocated to the Member items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit as quickly as possible. The foregoing is intended to be a “qualified income offset” provision as described in Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with that Regulation.

(c)     Notwithstanding anything to the contrary in this Article II, Company losses, deductions, or Code Section 705(a)(2)(B) expenditures that are attributable to a particular partner nonrecourse liability shall be allocated to the Member that bears the economic risk of loss for the liability in accordance with the rules of Regulation § 1.704-2(i).

(d)     Notwithstanding any provision of Section 2.1(a)(ii) of this Schedule II, no allocation of Net Losses shall be made to a Member if it would cause the Member to have a negative balance in its Adjusted Capital Account. Allocations of Net Losses that would be made to a Member but for this Section 2.2(d) shall instead be made to other Members pursuant to Section 2.1(a)(ii) of this Schedule II to the extent not inconsistent with this Section 2.2(d). To the extent allocations of Net Losses cannot be made to any Member because of this Section 2.2(d), such allocations shall be made to the Members in accordance with Section 2.1(a)(ii) of this Schedule II notwithstanding this Section 2.2(d).

(e)     To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to paragraphs (b) or (d) of this Section 2.2 and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 2.1 of this Schedule II, subsequent allocations under Section 2.1 of this Schedule II shall be made, to the extent possible and without duplication, in a manner consistent with paragraphs (a), (b), (c) or (d), which negate as rapidly as possible the effect of all such inconsistent allocations under said paragraphs (b) or (d).

(f)     Solely for the purpose of adjusting the Capital Accounts of the Members, and not for tax purposes, if any property is distributed in-kind to any Member, the difference between its fair market value (as determined by the Board of Managers or the liquidating agent, as the case may be, in its reasonable discretion) and its book value at the time of Distribution shall be treated as gain or loss recognized by the Company and allocated pursuant to the provisions of Section 2.1 of this Schedule II.

Schedule II-2

AGROMIN-LIMONEIRA LLC Operating Agreement

(g)     Any allocations made pursuant to this Article II shall be made in the following order:

(i)     Section 2.2(a) of this Schedule II;

(ii)     Section 2.2(b) of this Schedule II;

(iii)     Section 2.2(c) of this Schedule II;

(iv)     Section 2.2(e) of this Schedule II; and

(v)     Section 2.1 of this Schedule II, as modified by Section 2.2(d) of this Schedule II.

These provisions shall be applied as if all Distributions and allocations were made at the end of the Fiscal Year. Where any provision depends on the Capital Account of any Member, that Capital Account shall be determined after the operation of all preceding provisions for the year. These allocations shall be made consistently with the requirements of Regulation § 1.704-2(j).

Section 2.3     Allocations for Income Tax Purposes.

The income, gains, losses, deductions and credits of the Company for Federal, state and local income tax purposes shall be allocated in the same manner as the corresponding items entering into the computation of Net Profits and Net Losses were allocated pursuant to Section 2.1 and Section 2.2 of this Schedule II; provided that solely for Federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to property properly carried on the Company’s books at a value other than its tax basis shall be allocated (i) in the case of property contributed in-kind, in accordance with the requirements of Section 704(c) of the Code and such Regulations as may be promulgated thereunder from time to time, and (ii) in the case of other property, in accordance with the principles of Section 704(c) of the Code and the Regulations thereunder as incorporated among the requirements of the relevant provisions of the Regulations under Section 7O4(b) of the Code. Any elections or other decisions relating to such allocations shall be made by the decision of the Board of Managers in its reasonable discretion.

Section 2.4     Excess Nonrecourse Liability Safe Harbor.

Pursuant to Regulation § 1.752-3(a)(3), solely for purposes of determining each Member’s proportionate share of the “excess nonrecourse liabilities” of the Company (as defined in Regulation § 1.752-3(a)(3)), the Members’ respective interests in Company profits shall be their respective Percentage Interests.

Section 2.5     Certain Definitions.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)     The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset, as determined by the Board of Managers in its reasonable discretion, and as agreed with the contributing Member;

(b)     The Gross Asset Values of all Company Assets shall be adjusted to equal their respective fair market values (as determined by the Board of Managers in its reasonable discretion) as of the following:

Schedule II-3

AGROMIN-LIMONEIRA LLC Operating Agreement

(i)     The admission of new Members to the Company in exchange for more than a de minimis Capital Contribution if the Board of Managers determines in its reasonable discretion that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

(ii)     The Distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Membership Interest if the Board of Managers reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company; and

(iii)     The liquidation of the Company within the meaning of Regulation § 1.704-1(b)(2)(ii)(g).

(c)     The Gross Asset Value of any Company Assets distributed to any Member shall be the fair market value of such asset, as determined by the Board of Managers in its reasonable discretion, on the date of such Distribution; and

(d)     The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Section 734(b) or Section 743(b) of the Code, subject to the rules for allocation of basis pursuant to Section 755 of the Code and only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Regulation § 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Board of Managers determines that an adjustment pursuant to subsection (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b), or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

“Target Capital Account” means, with respect to any Member and any Fiscal Year (or any other allocation period), an amount (which may be either a positive or a deficit balance) equal to the hypothetical Distribution (as described in the next paragraph) that such Member would receive, minus the Member’s share of partner minimum gain determined pursuant to Regulation § 1.704-2(g), and minus the Member’s share of the partner nonrecourse debt minimum gain determined in accordance with Regulation § 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described below.

The hypothetical Distribution to a Member is equal to the amount that would be received by such Member if all Company Assets were sold for cash on the last day of such Fiscal Year (or any other allocation period) equal to their Gross Asset Value, all Company liabilities were satisfied to the extent required by their terms (limited, with respect to each “partner nonrecourse liability” and “partner nonrecourse debt” as defined in Regulation § I .704-2(b)(4), to the Gross Asset Value of the Assets securing such liability), and the net Assets of the Company were distributed in full to the Member pursuant to Section 4.8 of this Agreement, all as of the last day of such Fiscal Year (or other allocation period).

Schedule II-4

AGROMIN-LIMONEIRA LLC Operating Agreement

Schedule III

PREFORMATION EXPENDITURES EXAMPLES

Agromin-Limoneira,LLC Preformation Expenditure	Example #1		Example #2

	Agornin	LMNR	Agorrin	LMNR
Reformation cap	2,700	1,700	2,700	1,700

LMNRcontributes $500Kto JV		500		500
JVdistributes $500Kto Pgromin	(500)		(500)
Beginning capital accounts	2,200	2,200	2,200	2,200
less ineligible expenditures from auditor		(300)	(500)	(300)
Adjusted capital accounts	2,200	1,900	1,700	1,900
* Member removes contributed expenditures	(300)			(200)
Ending capital accounts	1,900	1,900	1,700	1,700

During first year, auditor determines which expenditures are eligible for ownership interest.

*First-year adjustment: Member with higher adjusted capital account must remove expenditures from JV until capital accounts are equal.

Schedule III-1

AGROMIN-LIMONEIRA LLC Operating Agreement